UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.    )

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Union Electric Company

(Name of Registrant As Specified In Its Charter)

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UNION ELECTRIC COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

UNION ELECTRIC COMPANY

The Annual Meeting of Shareholders of Union Electric Company will be held at Chase Park Plaza Hotel, Khorassan Ballroom, 212 N. Kingshighway Blvd., St. Louis, Missouri, on Tuesday, April 28, 2009, at 9:00 A.M., for the purposes of

(1)    electing six directors of the Company for terms ending at the annual meeting of shareholders to be held in 2010; and

(2)    acting on other proper business presented to the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If you owned shares of the Company’s capital stock at the close of business on March 2, 2009, you are entitled to vote at the meeting and at any adjournment thereof. Persons will be admitted to the meeting upon verification of their shareholdings in the Company. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 2, 2009, the record date for voting. Please note that cameras and other recording devices will not be allowed in the meeting.

THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

By order of the Board of Directors.

STEVEN R. SULLIVAN

Secretary

St. Louis, Missouri

March 11, 2009

SECTION	PAGE

i

INFORMATION STATEMENT OF UNION ELECTRIC COMPANY

(First sent or given to shareholders on or about March 11, 2009)

Principal Executive Offices:

One Ameren Plaza

1901 Chouteau Avenue

St. Louis, MO 63103

FORWARD-LOOKING INFORMATION

Statements in this information statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. We are providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors.

INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING

This information statement is furnished in connection with the Annual Meeting of Shareholders of Union Electric Company, doing business as AmerenUE (the “Company,” “Union Electric,” “we,” “us” and “our”), to be held on Tuesday, April 28, 2009 (“Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be held at Chase Park Plaza Hotel, Khorassan Ballroom, 212 N. Kingshighway Blvd., St. Louis, Missouri at 9:00 A.M. Central Time.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Company, Central Illinois Public Service Company, doing business as AmerenCIPS (“CIPS”), Central Illinois Light Company, doing business as AmerenCILCO (“CILCO”), CILCORP Inc. (“CILCORP”), Illinois Power Company, doing business as AmerenIP (“IP”), Ameren Services Company (“Ameren Services”), and Ameren Energy Generating Company (“AEG”) are principal direct or indirect subsidiaries of Ameren Corporation (“Ameren”), a holding company.

Ameren has common equity securities listed on the New York Stock Exchange (“NYSE”) and holds either directly or indirectly more than 50 percent of the voting power of Union Electric, CIPS, Ameren Services, AEG, CILCORP, CILCO and IP. Union Electric has no securities listed on the NYSE and is therefore exempt from all of the corporate governance rules of the NYSE (Section 303A of the NYSE’s Listed Company Manual). Union Electric, however, voluntarily complies with certain of the NYSE’s listing standards relating to corporate governance, where such compliance is deemed to be in the best interest of Union Electric’s shareholders.

Our 2008 Form 10-K is being sent, along with the Notice of Annual Meeting and this information statement, to all shareholders of record at the close of business on March 2, 2009, which is the record date for the determination of shareholders entitled to vote at the meeting. Note that the 2008 Form 10-K is a combined report for Ameren, Union Electric, CIPS, AEG, CILCORP, CILCO and IP, which comprise all Ameren companies registered under the Securities Exchange Act of 1934, as amended.

As information, Union Electric’s Annual Meeting will be held in conjunction with the Ameren, CIPS, CILCO and IP annual meetings.

VOTING

Only shareholders of record of our Common Stock and Preferred Stock at the close of business on the record date, March 2, 2009, are entitled to vote at the Annual Meeting. Our two classes of outstanding voting securities on such date consisted of 102,123,834 shares of Common Stock, all of which were owned by Ameren, and 1,137,595 shares of Preferred Stock of various series. As provided in our By-Laws, in order to conduct the meeting, holders of more than one-half of the outstanding shares entitled to vote must be present in person or represented by proxy so that there is a quorum. Our Common Stock and Preferred Stock vote together as a single class on the election of directors. Each shareholder is entitled to one vote for each share of our stock held (whether Common or Preferred), on each matter submitted to a vote at the Annual Meeting, except that in the election of directors, each shareholder is entitled to vote cumulatively and therefore may give one nominee votes equal to the number of directors to be elected, multiplied by the number of shares held by that shareholder, or those votes may be distributed among any two or more nominees.

In determining whether a quorum is present at the Annual Meeting, shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter, shall be deemed to be represented at the meeting for quorum purposes. Shares as to which voting instructions are given as to at least one of the matters to be voted on shall also be deemed to be so represented. If the proxy states how shares will be voted in the absence of instructions by the shareholder, such shares shall be deemed to be represented at the meeting.

In all matters, other than the election of directors, every decision of a majority of the shares entitled to vote on the subject matter and represented in person or by proxy at the meeting at which a quorum is present shall be valid as an act of the shareholders. In tabulating the number of votes on such matters (i) shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter shall be deemed to be represented at the meeting as to such matter, (ii) except as provided in (iii) below, shares represented by a proxy as to which voting instructions are not given as to one or more matters to be voted on shall not be deemed to be represented at the meeting for the purpose of the vote as to such matter or matters, and (iii) a proxy which states how shares will be voted in the absence of instructions by the shareholder as to any matter shall be deemed to give voting instructions as to such matter. In the election of directors, the six nominees who receive the most votes will be elected. Shareholder votes are certified by independent inspectors of election.

We have been informed that Ameren intends to cast the votes of all of the outstanding shares of our Common Stock for the election of the nominees for directors named in Item (1). Accordingly, this matter is expected to be approved. Therefore, the Board of Directors considered it unnecessary to solicit proxies for the Annual Meeting. However, if you wish to vote your shares of Preferred Stock, you may do so by attending the Annual Meeting in person and casting your vote by a ballot which will be provided for that purpose.

OTHER ANNUAL MEETING MATTERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION STATEMENT AND 2008 FORM 10-K FOR THE ANNUAL MEETING TO BE HELD ON APRIL 28, 2009

This information statement and our 2008 Form 10-K, including our financial statements, are also available to you at http://www.ameren.com/UEInfoStatement.

HOW YOU CAN REVIEW THE LIST OF SHAREHOLDERS

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Annual Meeting, at the Office of the Secretary of the Company.

WEBCAST OF THE ANNUAL MEETING

The Annual Meeting will also be webcast on April 28, 2009. You are invited to visit http://www.ameren.com at 9:00 A.M. CT on April 28, 2009, to hear the webcast of the Annual Meeting. On the home page, you will click on “Live Webcast Annual Meeting April 28, 2009, 9:00 A.M. CT,” then the appropriate audio link. The webcast will remain on Ameren’s website for one year. You cannot record your vote on this webcast.

HOW YOU CAN CONTACT US ABOUT ANNUAL MEETING MATTERS

You may reach us:

-    by mail addressed to

Office of the Secretary

Union Electric Company

P.O. Box 66149, Mail Code 1370

St. Louis, MO 63166-6149

-    by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502).

ITEMS YOU MAY VOTE ON

ITEM (1):  ELECTION OF DIRECTORS

Six directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. In the event that any nominee for election as director should become unavailable to serve, votes will be cast for such substitute nominee or nominees as may be nominated by the Nominating and Corporate Governance Committee of Ameren’s Board of Directors and approved by the Board of Directors. The Nominating and Corporate Governance Committee, as described below, performs its committee functions for our Board. The Board of Directors knows of no reason why any nominee will not be able to serve as director. The six nominees for director who receive the most votes will be elected.

Our Board of Directors is currently comprised of six directors (Warner L. Baxter, Daniel F. Cole, Adam C. Heflin, Richard J. Mark, Steven R. Sullivan and Thomas R. Voss), each of whom is an executive officer of the Company or its affiliates. As discussed below, the Audit and Risk Committee, as well as the Nominating and Corporate Governance Committee, Human Resources Committee and Finance Committee of Ameren’s Board of Directors, perform committee functions for our Board.

On March 2, 2009, Ameren issued a press release announcing that Ameren’s Board of Directors, at a special meeting held on March 2, 2009, made the following executive management changes, which will be effective May 1, 2009:

•

Thomas R. Voss will become President and Chief Executive Officer of Ameren. Mr. Voss will relinquish his positions of Executive Vice President and Chief Operating Officer of Ameren and Chairman, President and Chief Executive Officer of the Company effective May 1, 2009. Mr. Voss will succeed Gary L. Rainwater who is relinquishing his current position of President and Chief Executive Officer of Ameren effective May 1, 2009. Mr. Rainwater will continue to serve as Executive Chairman of Ameren.

•

Warner L. Baxter will become President and Chief Executive Officer of the Company. Mr. Baxter will relinquish his positions of Executive Vice President and Chief Financial Officer of the Company, Ameren, AEG, CILCORP, CIPS, CILCO and IP and Chairman, President, Chief Executive Officer and Chief Financial Officer of Ameren Services effective May 1, 2009. It is expected that Mr. Baxter will be elected Chairman of the Company by the Company’s Board of Directors following the Annual Meeting. In light of his new position, in 2009, Mr. Baxter was not nominated for re-election as a director of AEG, CILCORP, CIPS, CILCO or IP.

•

Martin J. Lyons will become Senior Vice President and Chief Financial Officer, while remaining as the principal accounting officer, of the Company, Ameren, AEG, CILCORP, CIPS, CILCO, IP and Ameren Services. Mr. Lyons has been nominated for election as a director of the Company, AEG, CILCORP, CIPS, CILCO and IP.

•

Daniel F. Cole will become President and Chief Executive Officer of Ameren Services. Mr. Cole will remain Senior Vice President of the Company, CIPS, CILCO, CILCORP and IP. It is expected that Mr. Cole will be elected Chairman of Ameren Services by Ameren Services’ Board of Directors following Ameren Services’ annual meeting of shareholders in 2009.

INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS

The nominees for our Board of Directors are listed below, along with their age as of December 31, 2008, tenure as director and business background for at least the last five years. Each nominee has consented to being nominated for director and has agreed to serve if elected. No arrangement or understanding exists between any nominee and the Company or, to the Company’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. All of the nominees are currently directors of the Company and have been previously elected by the Company’s shareholders at prior annual meetings, except Adam Heflin who was appointed to our Board of Directors on July 1, 2008 and Martin Lyons who was nominated by our Board of Directors. Messrs. Heflin and Lyons are currently executive officers of the Company and were recommended to Ameren’s Nominating and Corporate Governance Committee by the current directors, all of whom are executive officers of the Company. There are no family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer. All of the nominees for election to the Board were unanimously recommended by the Nominating and Corporate Governance Committee of Ameren’s Board of Directors and were unanimously nominated by our Board of Directors. We have been informed that Ameren intends to cast the votes of all of the outstanding shares of our Common Stock for the election of the nominees named below.

WARNER L. BAXTER

Executive Vice President and Chief Financial Officer of the Company, Ameren, CIPS, AEG, CILCORP, CILCO and IP and Chairman, President, Chief Executive Officer and Chief Financial Officer of Ameren Services (effective May 1, 2009, President and Chief Executive Officer of the Company). Mr. Baxter joined the Company in 1995. Mr. Baxter was elected Senior Vice President of the Company, Ameren, CIPS, Ameren Services and AEG in 2001 and at CILCORP and CILCO in 2003. In October 2003, he was elected to his present position at the Company, Ameren, CIPS, AEG, CILCORP and CILCO and at IP in September 2004. In October 2003, Mr. Baxter was elected Executive Vice President and Chief Financial Officer at Ameren Services and in January 2007, he was elected Chairman, President, Chief Executive Officer and Chief Financial Officer of Ameren Services. Effective May 1, 2009, Mr. Baxter will assume the position of President and Chief Executive Officer of the Company and will relinquish his positions of Executive Vice President and Chief Financial Officer of the Company, Ameren, CIPS, AEG, CILCORP, CILCO and IP and Chairman, President, Chief Executive Officer and Chief Financial Officer of Ameren Services. It is expected that Mr. Baxter will be elected Chairman of the Company by the Company’s Board of Directors following the Annual Meeting. Director of the Company since 1999. Other directorships (which will be held through the date of each company’s respective annual meeting of shareholders in 2009): CIPS (since 1999); AEG (since 2001); CILCORP (since 2003); CILCO (since 2003); IP (since 2004). In light of his new position discussed above, in 2009, Mr. Baxter was not nominated for re-election as a director of CIPS, AEG, CILCORP, CILCO or IP. Age:  47.

DANIEL F. COLE

Senior Vice President of the Company, CIPS, Ameren Services, CILCO, CILCORP and IP (effective May 1, 2009, President and Chief Executive Officer of Ameren Services and Senior Vice President of the Company, CIPS, CILCO, CILCORP and IP). Mr. Cole was employed by the Company in 1976 as an engineer. He was elected Senior Vice President of the Company and Ameren Services in 1999, at CIPS in 2001, at CILCO and CILCORP in 2003 and at IP in 2004. He was elected President of AEG in 2001 and relinquished that position in 2003. Effective May 1, 2009, Mr. Cole will assume the position of President and Chief Executive Officer of Ameren Services and remain Senior Vice President of the Company, CIPS, CILCO, CILCORP and IP. It is expected that Mr. Cole will be elected Chairman of Ameren Services by Ameren Services’ Board of Directors following Ameren Services’ annual meeting of shareholders in 2009. Director of the Company since 2005. Other directorships: AEG (since 2000); CIPS (since 2003); CILCORP (since 2003); CILCO (since 2003); IP (since 2004). Age:  55.

ADAM C. HEFLIN

Senior Vice President and Chief Nuclear Officer of the Company. Mr. Heflin joined the Company in 2005 as Vice President of Nuclear Operations and was elected Senior Vice President and Chief Nuclear Officer of the Company in 2008. Prior to joining the Company, Mr. Heflin served as Unit 2 plant manager at Arkansas Nuclear One, owned by Entergy Corporation. He joined Entergy Corporation’s nuclear operations in 1992. Director of the Company since July 2008. Age:  44.

MARTIN J. LYONS

Senior Vice President and Chief Accounting Officer of the Company, Ameren, AEG, CILCORP, CIPS, CILCO, IP and Ameren Services (effective May 1, 2009, Senior

Vice President and Chief Financial Officer of the Company, Ameren, AEG, CILCORP, CIPS, CILCO, IP and Ameren Services). Mr. Lyons joined the Company, Ameren, CIPS, AEG and Ameren Services in 2001 as controller. He was elected controller of CILCORP and CILCO in 2003. Mr. Lyons was also elected vice president of the Company, Ameren, CIPS, AEG, CILCORP, CILCO and Ameren Services in 2003 and vice president and controller of IP in 2004. In 2007, his position at the Company was changed to vice president and principal accounting officer. In 2008, Mr. Lyons was elected senior vice president and chief accounting officer of the Ameren companies. Effective May 1, 2009, Mr. Lyons will assume the positions of Senior Vice President and Chief Financial Officer, while remaining as the principal accounting officer, of the Company, Ameren, AEG, CILCORP, CIPS, CILCO, IP and Ameren Services. In conjunction with his new positions, Mr. Lyons has been nominated to the Board of Directors of the Company, AEG, CILCORP, CIPS, CILCO and IP for election at each company’s respective annual meeting of shareholders in 2009. Age:  42.

RICHARD J. MARK

Senior Vice President of the Company. Mr. Mark was elected Vice President-Customer Service of Ameren Services in January 2002. In 2003, he was elected Vice President-Governmental Policy and Consumer Affairs at Ameren Services with responsibility for government affairs, economic development and community relations for Ameren’s utility subsidiaries, including the Company. Mr. Mark was elected Senior Vice President of the Company in January 2005, with responsibility for Missouri energy delivery. In April 2007, he relinquished his position at Ameren Services. Director of the Company since 2005. Other directorships: Enterprise Bank & Trust (in Clayton, Missouri). Age:  53.

STEVEN R. SULLIVAN

Senior Vice President, General Counsel and Secretary of the Company, Ameren, CIPS, AEG, Ameren Services, CILCORP, CILCO and IP. Mr. Sullivan was elected Vice President, General Counsel and Secretary of the Company, Ameren and CIPS in 1998 and at AEG in 2000. In January 2003, he was elected Vice President, General Counsel and Secretary of CILCORP and CILCO. He was elected to his present positions at the Company and its affiliates in October 2003. He was elected Senior Vice President, General Counsel and Secretary of IP in September 2004. Director of the Company since January 2004. Other directorships: CIPS (since 2004); CILCORP (since 2004); CILCO (since 2004); AEG (since 2004); IP (since 2004). Age:  48.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE DIRECTOR NOMINEES.

BOARD STRUCTURE

Board and Committee Meetings and Annual Meeting Attendance

During 2008, the Board of Directors met or acted by unanimous written consent without a meeting 15 times. All directors attended or participated in 75 percent or more of the aggregate number of meetings of the Board and the Board Committees of which they were members.

The Company has adopted a policy under which Board members are expected to attend each shareholders’ meeting. At the 2008 annual meeting, all of the then incumbent directors were in attendance.

Age Policy

Ameren’s directors who attain age 72 prior to the date of an annual meeting are required to submit a letter to Ameren’s Nominating and Corporate Governance Committee offering his or her resignation, effective with the end of the director’s elected term, for consideration by the Committee. The Nominating and Corporate Governance Committee will review the appropriateness of continued service on the Board of Directors by that director and make a recommendation to the Board of Directors and, if applicable, annually thereafter.

In addition, Ameren’s Corporate Governance Guidelines provide that an Ameren director who undergoes a significant change in professional responsibilities, occupation or business association is required to notify Ameren’s Nominating and Corporate Governance Committee and offer his or her resignation from Ameren’s Board. The Nominating and Corporate Governance Committee will then evaluate the facts and circumstances and make a recommendation to Ameren’s Board whether to accept the offered resignation or request that the director continue to serve on its Board.

Board Committees

The Board of Directors has a standing Executive Committee and utilizes the Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight Committee and Finance Committee of Ameren’s Board of Directors to perform such committee functions for the Company’s Board. Ameren’s Audit and Risk Committee, Human Resources Committee, and Nominating and Corporate Governance Committee are comprised entirely of non-management directors, each of whom Ameren’s Board of Directors has determined to be “independent” as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and Ameren’s Policy Regarding Nominations of Directors (the “Director Nomination Policy”).

Executive Committee

The Executive Committee has such duties as may be delegated to it from time to time by the Board and has authority to act on most matters concerning management of the Company’s business during intervals between Board meetings. The Executive Committee did not meet or act by unanimous written consent without a meeting in 2008. The present members of this committee are Messrs. Baxter, Sullivan and Voss.

Ameren’s Audit and Risk Committee

The charter of Ameren’s Audit and Risk Committee is posted on Ameren’s website, at http://www.ameren.com/Investors.

Ameren’s Audit and Risk Committee Charter provides that the Committee’s duties include: (1) reviewing with management the design and effectiveness of the system of internal controls over financial reporting of Ameren and its subsidiaries, including the Company; (2) reviewing the scope and results of the annual audit and other services performed by the independent registered public accountants; (3) reviewing and discussing with management and the independent registered public accountants the annual audited financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Ameren and its subsidiaries, including the Company, and recommending to the Board the inclusion of such financial statements in the Company’s Annual Report on SEC Form 10-K (see “AUDIT AND RISK COMMITTEE REPORT” below); (4) reviewing and discussing with management and the independent registered public accountants the quarterly financial statements of Ameren and its subsidiaries, including the Company, and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and authorizing the inclusion of such financial statements in the Company’s Quarterly Reports on SEC Form 10-Q; (5) appointing, compensating, evaluating and overseeing the independent registered public accountants and pre-approving all audit and audit-related engagement fees and terms and other significant compensation to be paid to the independent registered public accountants; (6) pre-approving all non-audit engagements with the independent registered public accountants, except that pre-approvals of non-audit services may be delegated to a single member of the Audit and Risk Committee as described below under “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — POLICY REGARDING THE PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROVISION OF AUDIT, AUDIT-RELATED AND NON-AUDIT SERVICES;” (7) reviewing and approving the annual internal audit plan, annual staffing plan and financial budget of the internal auditors; (8) reviewing the appointment of the internal audit manager, or approving the retention of any third-party provider of internal audit services; (9) reviewing the performance of the internal audit function and ensuring that an internal audit function is maintained; (10) reviewing with management business risk management processes, including the identification, assessment, mitigation and monitoring of risks on an Ameren-wide basis; and (11) taking other actions as required by the Sarbanes-Oxley Act of 2002, the NYSE listing standards and its Charter. Ameren’s Audit and Risk Committee has established a system to enable employees to communicate directly with the members of the Committee about deficiencies in the accounting, internal controls and financial reporting practices of Ameren and its subsidiaries, including the Company. Ameren’s Audit and Risk Committee held 11 meetings in 2008. Douglas R. Oberhelman serves as Chairman of the Committee and Stephen F. Brauer and Susan S. Elliott serve as members. Ameren’s Board of Directors has determined that each of the members of the Audit and Risk Committee is qualified to serve on the Audit and Risk Committee in accordance with the criteria specified in rules issued by the SEC and the NYSE. Ameren’s Board of Directors has determined that Douglas R. Oberhelman qualifies as an “audit committee financial expert” as that term is defined by SEC rules.

Ameren’s Human Resources Committee

The charter of Ameren’s Human Resources Committee is posted on Ameren’s website, at http://www.ameren.com/Investors.

Ameren’s Human Resources Committee Charter provides that the Committee’s duties include: (1) reviewing and approving corporate goals and objectives relevant to compensation of Chief Executive Officers of Ameren and its subsidiaries, including the Company, evaluating performance and compensation of these officers in light of such goals and objectives and establishing compensation levels for these officers; (2) overseeing the evaluation of other executive officers of Ameren and its subsidiaries, including the Company, and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under Ameren’s incentive compensation plan; (4) reviewing and approving any executive employment agreements, severance agreements, change in control agreements and determining policy with respect to Section 162(m) of the Internal Revenue Code of 1986 (the “IRC”); (5) reviewing and discussing with management the Compensation Discussion and Analysis section of Ameren’s Form 10-K and proxy statement and the Form 10-K and information statement of the Company and other Ameren subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934; (6) preparing an annual report regarding the Compensation Discussion and Analysis section for Ameren’s Form 10-K and proxy statement and for the Form 10-K and information statement of the Company and other Ameren subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934; and (7) acting on important policy matters affecting personnel. Ameren’s Human Resources Committee held six meetings in 2008. Patrick T. Stokes serves as Chairman of the Committee and Walter J. Galvin, James C. Johnson and Harvey Saligman serve as members. See “— HUMAN RESOURCES COMMITTEE REPORT” below.

Governance

Ameren’s Human Resources Committee focuses on good governance practices in its operation. In 2008, this included:

•	considering compensation for the Executives (as defined below) in the context of all of the components of total compensation;

•	requiring several meetings to discuss important decisions;

•

reviewing tally sheets for the Executives including all components of total compensation packages (tally sheets help the Committee understand the cumulative effect of the compensation decisions it has made over time, to determine whether the result has been excessive or unreasonable; the Committee concluded upon review that it was neither);

•	receiving meeting materials several days in advance of meetings;

•	conducting executive sessions with Committee members only; and

•	obtaining professional advice from an outside compensation consultant engaged directly by and who reports to the Committee.

Delegation of Authority

In 2008, Ameren’s Human Resources Committee delegated authority to the Human Resources Administrative Committee comprised of designated members of management to approve employee separation packages for certain employees, not including the Executives, under certain circumstances.

Role of Executive Officers

During 2008, the Chief Executive Officer of Ameren, with input from Ameren’s Senior Vice President and Chief Human Resources Officer (Ms. Donna Martin), recommended to the Committee base salary, target short-term incentive levels, actual short-term incentive payouts and long-term incentive grants for the Executives. The Human Resources Committee considered, discussed, modified as appropriate, and took action on such proposals.

Role of Compensation Consultants

In 2008, the Human Resources Committee directly retained Hewitt Associates (“Hewitt”) as its outside compensation consulting firm. The Committee informed Hewitt in writing that it expected Hewitt to be frank and upfront with the Committee at all times and to advise the Committee if and when there were elements of management proposals to the Committee that Hewitt believed the Committee should not support.

The Committee specified that the scope of Hewitt’s work with the Committee was to:

•	provide ongoing recommendations regarding executive compensation consistent with Ameren’s business needs, its pay philosophy, market trends and the latest legal and regulatory considerations;

•	provide market data as background to annual decisions regarding CEO and senior management base salaries and short-term and long-term incentive amounts;

•	advise the Committee as to best practices for working effectively with management while representing shareholders’ interests; and

•	provide other services as the Committee may request.

For 2008, Hewitt provided the following services to the Committee:

•	competitive market pay analyses and market trend analyses;

•	preparation of tally sheets and review of the same with the Committee;

•	advice with respect to legal, regulatory, and/or accounting considerations impacting Ameren’s compensation and benefit programs;

•

assistance with the design of compensation and benefit programs, including changes in the design of the short-term incentive compensation program for 2008; and a change in the long-term incentive compensation program for grants made in 2009; and

•	other requests relating to executive compensation issues.

Hewitt representatives attended four of the six Human Resources Committee meetings during 2008 and, as described below, met separately with the Committee.

In 2004, the Human Resources Committee selected the principal executive compensation consultant from Hewitt that reports to the Committee. Various factors contribute to the autonomy of the executive compensation consultant, including the following: (1) the consultant does not operate as the primary relationship manager for other work Ameren may do with the consultant’s firm, and (2) the consultant meets separately with the Committee members outside the presence of management at each meeting which the consultant attends at the Committee’s request, and speaks separately with the Committee Chair and other Committee members between meetings, as necessary or desired. In addition, Hewitt adopted a policy, effective October 1, 2007, that expressly provides that the compensation of its executive compensation consultants will not be impacted by any other services Hewitt may provide to the clients served by those consultants, or by Hewitt’s overall profitability.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of Ameren’s Human Resources Committee of the Board of Directors, Messrs. Johnson, Galvin, Saligman and Stokes, were not at any time during 2008 or at any other time an officer or employee of Ameren or its subsidiaries, including the Company, and no member had any relationship with Ameren or its subsidiaries, including the Company requiring disclosure under applicable SEC rules.

No executive officer of Ameren or its subsidiaries, including the Company, has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors of Ameren or its subsidiaries, including the Company or the Human Resources Committee during 2008.

Ameren’s Nominating and Corporate Governance Committee

The charter of Ameren’s Nominating and Corporate Governance Committee is posted on Ameren’s website, at http://www.ameren.com/Investors.

Ameren’s Nominating and Corporate Governance Committee is responsible for the nomination of Company directors and the Company’s corporate governance practices. More specifically, the Charter provides that the Committee’s duties include: (1) adopting policies and procedures for identifying and evaluating director nominees, including nominees recommended by shareholders; (2) identifying and evaluating individuals qualified to become Board members, considering director candidates recommended by shareholders and recommending that the Board select the director nominees for the next annual meeting of shareholders; (3) reviewing the Board’s policy for director compensation and benefits; (4) establishing a process by which shareholders and other interested persons will be able to communicate with members of the Board; and (5) developing and recommending to the Board corporate governance guidelines applicable to Ameren and its subsidiaries, including the Company. Ameren’s Nominating and Corporate Governance Committee also has oversight responsibilities with respect to Ameren’s code of business conduct (referred to as its Corporate Compliance Policy), its Code of Ethics for Principal Executive and Senior Financial Officers and its Policy and Procedures With Respect to Related Person Transactions which are applicable to the Company as well as Ameren. See “— CORPORATE GOVERNANCE” below. Ameren’s Nominating and Corporate Governance Committee held six meetings in 2008. James C. Johnson serves as Chairman of the Committee and Douglas R. Oberhelman, Harvey Saligman and Patrick T. Stokes serve as members.

CONSIDERATION OF DIRECTOR NOMINEES

Ameren’s Nominating and Corporate Governance Committee will consider director nominations from shareholders in accordance with Ameren’s Director Nomination Policy, which can be found in the Investors’ section of Ameren’s website at http://www.ameren.com. Briefly, the Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by shareholders of the Company who provide the required information and certifications within the time requirements, as set forth in the Director Nomination Policy. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees. The Company does not normally pay any third-party search firm a fee to identify or evaluate or assist in identifying or evaluating potential director nominees and did not do so with regard to the nominees recommended for election in this information statement.

In considering a potential nominee for the Board, shareholders should note that in selecting candidates, Ameren’s Nominating and Corporate Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

Ameren’s Nominating and Corporate Governance Committee considers the following qualifications at a minimum in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements; and

•	ability to develop a good working relationship with other Board members.

Other than the foregoing, there are no stated minimum criteria for director nominees, although Ameren’s Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders.

Ameren’s Finance Committee

The charter of Ameren’s Finance Committee is posted on Ameren’s website, at http://www.ameren.com/Investors.

Ameren’s Finance Committee maintains oversight responsibility with respect to certain financial affairs of Ameren and its subsidiaries, including the Company. The Finance Committee Charter provides that the Committee’s duties include: (1) overseeing the overall financial policies and objectives of Ameren and its subsidiaries, including the Company, including capital project review and approval of financing plans and transactions, investment policies and transactions and rating agency objectives and making recommendations regarding Ameren’s dividend policy; (2) reviewing and recommending for approval by Ameren’s Board the capital budget of Ameren and its subsidiaries, including the Company; (3) reviewing and approving all capital projects with estimated capital expenditures of between $25 million and $50 million, as well as monitor progress until completion; (4) reviewing and recommending for approval by Ameren’s Board all capital projects with estimated capital costs in excess of $50 million, as well as monitor progress until completion; (5) reviewing and evaluating potential mergers, acquisitions, participations in joint ventures, divestitures and other similar transactions; (6) reviewing and approving the investment strategy and asset allocation guidelines for those pension plans sponsored and administered by Ameren or one or more of its subsidiaries, including the Company (“Ameren Pension Plans”); (7) approving actions or delegating responsibilities for the purpose of implementing the investment strategy and asset allocation guidelines for the Ameren Pension Plans; (8) reviewing and providing recommendations to Ameren’s Board concerning the approval of amendments to the Ameren Pension Plans, except as otherwise delegated; (9) monitoring actuarial assumptions and reviewing the investment performance, funded status and projected contributions for the Ameren Pension Plans; and (10) (A) reviewing Ameren’s and its subsidiaries’, including the Company’s, capital markets and other financing plans, (B) reviewing and making recommendations to Ameren’s Board with respect to the Ameren’s equity financings and (C) reviewing and approving the parameters for the material terms of the Ameren’s long-term debt financings and its subsidiaries’, including the Company’s, long-term debt and equity issuances. Ameren’s Finance Committee, which was established by Ameren’s Board in December 2008, did not meet in 2008. Walter J. Galvin has been appointed as Chairman of the Committee and Stephen F. Brauer and Charles W. Mueller have been appointed as members.

Ameren’s Nuclear Oversight Committee

The charter of Ameren’s Nuclear Oversight Committee is posted on Ameren’s website, at http://www.ameren.com/Investors.

The Nuclear Oversight Committee’s Charter provides that the Committee’s duties include providing Ameren Board-level oversight of the Company’s nuclear power facility as well as long-term plans and strategies of Ameren’s nuclear power program and makes appropriate reports to the Ameren Board. Ameren’s Nuclear Oversight Committee held six meetings in 2008. Jack D. Woodard serves as Chairman of the Committee and Susan S. Elliott, Gayle P.W. Jackson and Charles W. Mueller serve as members.

DIRECTOR COMPENSATION

Directors who are employees or directors of Ameren or any of its subsidiaries receive no additional compensation for their services as Company directors. All nominees for director are executive officers of Ameren or its subsidiaries.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Policies, Committee Charters and Codes of Conduct

Ameren’s Board of Directors has adopted Corporate Governance Guidelines, a Director Nomination Policy, a Policy Regarding Communications to the Board of Directors, a Policy and Procedures With Respect to Related Person Transactions, each applicable to Ameren and certain of its subsidiaries, including the Company, and written charters for its Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight Committee and Finance Committee. Ameren’s Board of Directors also has adopted a code of business conduct (referred to as its Corporate Compliance Policy) applicable to all of the directors, officers and employees of Ameren and its subsidiaries and a Code of Ethics for Principal Executive and Senior Financial Officers of all Ameren companies. These documents and other items relating to the governance of the Company can be found in the Investors’ section of Ameren’s website at http://www.ameren.com. These documents are also available in print free of charge to any shareholder who requests them from the Office of the Company’s Secretary.

Director Independence

All nominees for director of the Company’s Board are executive officers of the Company or its affiliates and therefore do not qualify as “independent” under the NYSE listing standards. As previously explained, the Company has no securities listed on the NYSE and therefore, is not subject to the NYSE listing standards.

Policy and Procedures With Respect to Related Person Transactions

In 2007, Ameren’s Board of Directors adopted the Ameren Corporation Policy and Procedures With Respect to Related Person Transactions. The policy applies to Ameren and its subsidiaries, including the Company, which are registered companies under the Securities Exchange Act of 1934. This written policy provides that Ameren’s Nominating and Corporate Governance Committee will review and approve Related Person Transactions (as defined below); provided that Ameren’s Human Resources Committee will review and approve the compensation of each Company employee who is an immediate family member of a Company director or executive officer and whose compensation exceeds $120,000. The Chair of Ameren’s Nominating and Corporate Governance Committee has delegated authority to act between Committee meetings. References in this section to the Nominating and Corporate Governance Committee and the Human Resources Committee refer to Ameren’s Nominating and Corporate Governance Committee and Ameren’s Human Resources Committee, respectively.

For purposes of this policy, immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner of the Company, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner.

The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Ameren (including the Company and any of Ameren’s other subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest, other than (1) competitively bid or regulated public utility services transactions, (2) transactions involving trustee type services, (3) transactions in which the Related Person’s interest arises solely from ownership of Company equity securities and all equity security holders received the same benefit on a pro rata basis, (4) an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if (i) the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules; or (ii) the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC’s executive and director compensation proxy statement disclosure rules as compensation earned for services to the Company if the executive officer was a named executive officer as that term is defined in the SEC’s executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to Ameren’s Board of Directors for approval, by the Human Resources Committee of Ameren’s Board of Directors, or (5) if the compensation of or transaction with a director is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer of the Company, (2) five percent or greater beneficial owners, (3) immediate family members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all other related persons to such person has a 10 percent or greater beneficial interest.

The Office of the Corporate Secretary of Ameren will assess whether a proposed transaction is a Related Person Transaction for purposes of the policy.

The policy recognizes that certain Related Person Transactions are in the best interests of the Company and its shareholders.

The approval procedures in the policy identify the factors the Nominating and Corporate Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Corporate Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Corporate Governance Committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a general partner, 10 percent or greater shareholder or executive officer; the availability and costs of other sources for comparable products or services; the terms of the transaction; the terms available to or from unrelated third parties or to employees generally; and an analysis of the significance of the transaction to both the Company and the Related Person. The Nominating and Corporate Governance Committee will approve only those Related Person Transactions (a) that are in compliance with applicable SEC rules and regulations, NYSE listing requirements and the Company’s policies, including but not limited to the Corporate Compliance Policy and (b) that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Nominating and Corporate Governance Committee determines in good faith.

The policy provides for the annual pre-approval by the Nominating and Corporate Governance Committee of certain Related Person Transactions that are identified in the policy, as the policy may be supplemented and amended.

During 2008, other than employment by the Company or its affiliates, the Company had no business relationships with directors and nominees for director required to be reported by SEC rules.

OTHER MATTERS

The Board of Directors does not know of any matter, other than the election of directors, which may be presented at the meeting.

SECURITY OWNERSHIP

SECURITIES OF THE COMPANY

All of the outstanding shares of our Common Stock are owned by Ameren. Of the 1,137,595 outstanding shares of our class of Preferred Stock, no shares were owned by our directors, nominees for director and executive officers as of February 1, 2009. Although we are aware of certain filings by persons who are beneficial owners of five percent or more of a series of our Preferred Stock, to our knowledge, there are no beneficial owners of five percent or more of the outstanding shares of our class of Preferred Stock as of February 1, 2009. As discussed under “VOTING” above, our Common Stock and Preferred Stock shareholders vote together as a single class on matters submitted to a vote at the Annual Meeting. No independent inquiry has been made to determine whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is a member of a shareholder group.

SECURITIES OF AMEREN

The following table sets forth certain information known to the Company with respect to beneficial ownership of Ameren Common Stock as of February 1, 2009 for (i) each director and nominee for director of the Company, (ii) the Company’s Chairman, President and Chief Executive Officer, the Company’s Chief Financial Officer, and the three most highly compensated executive officers of the Company (other than the Chairman, President and Chief Executive Officer and the Chief Financial Officer) who were serving as executive officers at the end of 2008, named in the Summary Compensation Table below (collectively, the “Executives”), and (iii) all executive officers, directors and nominees for director as a group.

Name	Number of Shares of Ameren Common Stock Beneficially Owned(1)	Percent Owned(2)
Warner L. Baxter	28,504	*
Daniel F. Cole	41,352	*
Adam C. Heflin	1,063	*
Martin J. Lyons	7,810	*
Richard J. Mark	7,519	*
Steven R. Sullivan	13,385	*
Thomas R. Voss	38,464	*
All directors, nominees for director and executive officers as a group (8 persons)	149,425	*

*	Less than one percent.

(1)	This column lists voting securities, including Ameren restricted stock held by executive officers over which the individuals have voting power but no investment power. For Mr. Cole, this column also includes 16,300 shares issuable within 60 days upon the exercise of Ameren stock options. None of the other named individuals held shares issuable within 60 days upon the exercise of Ameren stock options. Reported shares include those for which a director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such director, nominee for director or executive officer does not claim beneficial ownership.

(2)	For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 212,519,772 shares of Ameren Common Stock outstanding on February 1, 2009 and the number of shares of Ameren Common Stock that such person or group had the right to acquire on or within 60 days of February 1, 2009, including, but not limited to, upon the exercise of options.

Since 2003, Ameren has had a policy which prohibits directors and executive officers from engaging in pledges of Ameren securities or margin accounts with respect to Ameren securities.

The address of all persons listed above is c/o  Union Electric Company, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

STOCK OWNERSHIP REQUIREMENT FOR OFFICERS

The stock ownership requirements applicable to certain officers of Ameren and its subsidiaries, including the Company, are described below under “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS — Common Stock Ownership Requirement.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10 percent of the Company’s Common Stock to file reports of their ownership in the Company’s Preferred Stock, and, in some cases, of its ultimate parent’s Common Stock, and of changes in that ownership with the SEC and the NYSE. SEC regulations also require the Company to identify in this information statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the filed reports and written representations that no other reports are required, each of the Company’s directors and executive officers complied with all such filing requirements during 2008.

EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this information statement, in whole or in part, the following Ameren Human Resources Committee Report shall not be deemed to be incorporated by reference into any such filings.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of Ameren Corporation’s Board of Directors (the “Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executive officers. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report portions of the information statement, as described in the Committee’s Charter.

The Compensation Discussion and Analysis has been prepared by management of the Company and its affiliates. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation.

The Committee met with management of the Company and its affiliates and the Committee’s outside consultant to review and discuss the Compensation Discussion and Analysis. Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this information statement and the Company’s 2008 Form 10-K, and the Board approved that recommendation.

Ameren Human Resources Committee:

Patrick T. Stokes, Chairman

Walter J. Galvin

James C. Johnson

Harvey Saligman

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (or “CD&A”), references to “the Committee” are to the Human Resources Committee of the Board of Directors of Ameren Corporation and references to Ameren are to Ameren Corporation and its subsidiaries, including the Company. We use the term “Executives” to refer to the employees listed in the Summary Compensation Table.

Guiding Principles and Policies

The compensation paid to the Executives discussed in this information statement is for services rendered in all capacities to Ameren and its subsidiaries, including the Company. Ameren’s philosophy for compensation of the Executives is to provide a competitive total compensation program that is based on the size-adjusted median of the range of compensation paid by similar utility industry companies, adjusted for Ameren’s short- and long-term performance and the individual’s performance. The adjustment for Ameren’s performance aligns the long-term interests of management with that of Ameren’s shareholders to maximize shareholder value. The programs in place for 2008 support the pay-for-performance philosophy that Ameren utilizes.

Overview of Executive Compensation Program Components

In 2008, Ameren’s compensation program for the Executives consisted of several compensation elements, each of which is discussed in more detail below. At Ameren, decisions with respect to one element of pay tend not to impact other elements of pay. The following are the material elements of Ameren’s compensation program for the Executives:

•	base salary;

•	short-term incentives;

•	long-term incentives, specifically Ameren’s Performance Share Units Program;

•	retirement benefits; and

•	change of control protection.

Ameren’s Common Stock ownership requirements applicable to the Executives are discussed in this CD&A.

Ameren also provides various welfare benefits to the Executives on the same basis as it provides to all salaried employees. Ameren provides modest perquisites and other personal benefits to the Executives. None of the Executives received perquisites or other personal benefits in an amount of $10,000 or more in 2008.

Each element is reviewed individually and considered collectively with other elements of Ameren’s compensation program to ensure that it is consistent with the goals and objectives of that particular element of compensation as well as Ameren’s overall compensation program.

Market Data and Peer Group

For 2008, the Committee’s consulting firm, Hewitt, collected and analyzed comprehensive market data, including base salary, target short-term incentives (non-equity incentive plan compensation) and long-term incentives opportunities, and analyzed the competitiveness of Ameren’s benefits.

The elements of pay are benchmarked both individually and in total to the same comparator group.

To develop market figures, compensation opportunities for the Executives are compared to the compensation opportunities for comparable positions at companies similar to Ameren, defined as regulated utility industry companies in a revenue size range approximately one-half to double Ameren’s size. Hewitt uses various statistical techniques to adjust the market data to be appropriate for Ameren’s revenue size.

Ameren provides compensation opportunities at the size-adjusted median of the Hewitt data, and designs its incentive plans to pay significantly more or less than the target amount when performance is above or below target performance levels, respectively. Thus, Ameren’s plans are designed to result in payouts that are market-appropriate given its performance for that year or period.

The companies identified as the peer group used to develop 2008 compensation opportunities are listed below. The list is subject to change each year depending on the availability of the companies’ data through Hewitt’s database, and the continued appropriateness of the companies.

AGL Resources	Duke Energy	Reliant Energy, Inc.
Allegheny Energy	Edison International	SCANA Corporation
American Electric Power Co.	Entergy Corporation	Sempra Energy
CenterPoint Energy	FirstEnergy Corp.	Southern Company
CMS Energy	NiSource Inc.	TXU Corp.
Constellation Energy	PG&E Corporation	WGL Holdings
DTE Energy Company	PPL Corporation

Mix of Pay

Ameren believes that both cash compensation and non-cash compensation are appropriate elements of a total rewards program. Cash compensation is current compensation (i.e., base salary and annual incentive awards), while non-cash compensation is generally long-term compensation (i.e., equity-based incentive compensation).

A significant percentage of total compensation is allocated to short-term and long-term incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the Committee reviews market data provided by Hewitt to determine the appropriate level and mix of incentive compensation. The allocation between current and long-term compensation is based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive award values.

Base Salary

Base salary compensates for competence and sustained performance in the executive role, and is a standard pay element. Ameren’s base salary program is designed to provide the Executives with market competitive salaries based upon role, experience, competence and performance.

The market data referenced above assists in defining the pay parameters for each Executive. Based on this data and the scope of each Executive’s role, a base salary range is established for each position. The base salary range is +/- 20 percent of the established market rate for the position. The base salary of each Executive is managed within this pay range.

Mr. G.L. Rainwater (Ameren’s Chairman, President and Chief Executive Officer) recommended a 2008 base salary increase for each of the Executives considering their then-current salary in relation to the market median, experience and sustained individual performance and results. These recommendations were presented to the Committee for discussion and approval at the December 2007 Committee meeting. Increases were approved based on the market data and base salary range, as well as internal pay equity, experience, individual performance and the need to retain an experienced team. Performance takes into account competence, initiative, contribution to achievement of Ameren goals and leadership.

Short-Term Incentive Compensation: Executive Incentive Plan

2008 Ameren Executive Incentive Plan

How the Plan Works

Ameren’s short-term incentive compensation program element is entitled the Ameren Executive Incentive Plan (“EIP”). For 2008, the EIP (the “2008 EIP”) was comprised of the following components in rewarding Executives for Ameren and Missouri regulated business segment’s annual achievement:

•	earnings per share (“EPS”) targets;

•	an individual performance modifier; and

•	an individual incentive payout.

EPS Targets and Weightings

EPS is the primary metric used to establish award opportunities under the 2008 EIP and is used to calculate the Executive’s core award. In establishing 2008 EIP award opportunities, the Committee reviewed Ameren EPS for Executives with corporate responsibility (Messrs. Baxter, Sullivan, Cole and Lyons) and additionally reviewed the EPS performance of Ameren’s three business segments, consisting of Missouri regulated, Illinois regulated and non-rate regulated generation, for the Executive with business segment responsibility (Mr. Voss). Mr. Voss’s award under the 2008 EIP was subject, in part, to Missouri regulated segment contribution to the Ameren EPS goal. Consequently, the Executive with business segment responsibility (Mr. Voss) had his incentive compensation opportunity based 50 percent on Ameren EPS and 50 percent on Missouri regulated business segment contribution to Ameren EPS, while the other Executives (Messrs. Baxter, Sullivan, Cole and Lyons) had their incentive compensation opportunity based 100 percent on Ameren EPS, as illustrated below:

2008 EIP AWARD OPPORTUNITIES/WEIGHTINGS

Name	Ameren EPS	Missouri Regulated EPS
Baxter	100%
Sullivan	100%
Cole	100%
Lyons	100%
Voss	50%	50%

The Committee established three levels of EPS achievement under the 2008 EIP to reward Executives for results achieved in EPS performance. Achievement of EPS falling between the established levels were interpolated. The three levels are defined as follows:

•	Threshold: the minimum level of Ameren EPS and, as applicable, business segment contribution to Ameren EPS achievement necessary for short-term incentive payment to Executives.

•	Target: the targeted level of Ameren EPS and, as applicable, business segment contribution to Ameren EPS.

•	Maximum: the maximum level of Ameren EPS and, as applicable, business segment contribution to Ameren EPS achievement established to award Executives with short-term incentive payment.

The range of core (non-generally accepted accounting principles) EPS (“Core EPS”) achievement levels for the 2008 EIP established by the Committee is shown below. Achievement levels were set with reference to many factors, including the history of financial results, the expected business environment, fuel prices affecting our business operations, operating costs and Board expectations.

Level of Performance	Ameren EPS	Missouri Regulated EPS	Payout as a Percent of Target
Maximum	$3.30	$1.40	150%
Target	$3.00	$1.27	100%
Threshold	$2.70	$1.14	50%
Below threshold	Less than $2.70	Less than $1.14	0%

Individual Performance Modifier

The individual performance modifier can range from minus 50 percent to plus 50 percent of the core award to recognize the Executive’s performance on key performance variables, including but not limited to leadership, business results, customer satisfaction, reliability, plant availability, safety and/or other performance metrics, as applicable and as determined by the Committee. Awards may be reduced by more than 50 percent in cases of marginal or poor performance.

2008 EIP Payout Opportunity Amounts

Target 2008 EIP award opportunities were determined primarily considering the market data mentioned above, and secondarily considering internal pay equity, in other words, the relationship of target award opportunities of the Executives with those of other officers at the same level at Ameren. The amounts listed in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table below represent the potential range of cash awards for the 2008 EIP and are based on a percentage of each Executive’s base salary at the end of 2008. For 2008, the EIP provided a target opportunity of 60 percent of base salary in the case of Messrs. Voss, Baxter and Sullivan, and 50 percent of base salary in the case of Messrs. Cole and Lyons, at 100 percent achievement of the applicable target Core EPS financial objective. The minimum payout amount for each Executive is 0 percent and the maximum is 200 percent of these target opportunities.

2008 EIP Payouts

Earned through EPS Achievement

EPS goals for 2008 EIP purposes were set in terms of Core EPS. Following the conclusion of the 2008 EIP plan year, the Committee reviewed Ameren Core EPS performance and, as applicable, Missouri regulated business segment contribution to Ameren’s Core EPS. As permitted under the terms of the 2008 EIP, the Committee adjusted Core EPS achievement levels to reflect certain extraordinary or non-recurring events including regulatory orders and the unbudgeted impact of 2008 storms. This resulted in adjustments as follows:

•	to Ameren Core EPS: no adjustment, resulting in a core award of 91.7 percent of target; and

•	to Missouri regulated segment contribution: plus nine cents, resulting in a core award of 76.9 percent of target.

Earned through Individual Performance Modifier

The core award based on achievement of 2008 Ameren Core EPS and, as applicable, business segment contribution to Ameren Core EPS for Executives, could have been adjusted upward or downward by up to 50 percent based upon the Executive’s individual contributions and performance during the year. There were no such adjustments to the core award of any Executive for 2008. Due to the current economic environment, management did not request the Committee to consider any upward adjustments for the Executives.

Actual 2008 EIP Payouts

The Executive’s individual incentive payout represents the actual 2008 EIP incentive award the Executive received as a result of EPS achievement, as determined by Ameren EPS and, as applicable, Missouri regulated business segment contribution to Ameren EPS, adjusted by the Executive’s individual performance modifier.

Name	Final Payout as Percent of Target
Voss	84.3%
Baxter	91.7%
Sullivan	91.7%
Cole	91.7%
Lyons	91.7%

In order to help ensure that amounts are fully deductible for tax purposes, the Committee set a limitation on 2008 short-term incentive payouts for each Executive of 0.5 percent of Ameren’s 2008 net income. The Committee then used negative discretion as provided under Section 162(m) of the IRC to arrive at actual, lower 2008 payouts based on Ameren’s performance for the year, which are shown in column (g) of the Summary Compensation Table. By setting the limitation on payouts, the Committee ensured that such payouts met the definition of performance-based pay for tax purposes and thus were fully deductible.

The actual amounts of short-term incentive awards relating to the 2008 EIP were paid in February 2009 and are set forth under column (g) entitled Non-Equity Incentive Plan Compensation in the Summary Compensation Table. Prior to the February 2009 Committee meeting, the forecasted 2008 EIP EPS achievement and recommended short-term incentive awards for the Executives were forwarded by Mr. Rainwater to the Committee for review.

Long-Term Incentives:  Performance Share Unit Program (“PSUP”)

Ameren began granting performance share units in 2006 and granted them in 2007 and 2008 as well. In the five years prior to 2006, Ameren granted performance-based restricted stock. Both are discussed below.

In General

A performance share unit (“PSU” or “share unit”) is the right to receive a share of Ameren Common Stock if certain long-term performance criteria are achieved and the Executive remains an Ameren employee.

Role of the PSUP

The 2008 PSUP grants, which are governed by the Ameren shareholder-approved 2006 Omnibus Incentive Compensation Plan, play the following role in the compensation program:

•	provide compensation dependent on Ameren’s three-year Total Shareholder Return (“TSR”) (calculated as described below under “— 2008 Grants”) versus utility industry peers, as identified below;

•

provide some payout (below target) if three-year TSR is below the 30th percentile but EPS in each year of the three-year performance period is at least equal to the dividend paid of $2.54 per Ameren common share in 2007;

•	accrue dividends during the performance period, as declared and paid, in order to further align executives’ interests with those of shareholders;

•	promote retention of executives during a three-year performance and vesting period; and

•	share Ameren Common Stock price increases and decreases over a five-year period.

PSUP Design

Ameren designed the PSUP to accomplish the following:

•

align executives’ interests with shareholder interests:  awards are denominated in Ameren Common Stock units and paid out in Ameren Common Stock. Payouts are dependent on Ameren’s Common Stock performance, and are limited to target if TSR is negative;

•	competitive with market practice: the majority of regulated utility companies use plans similar to this program, and with this performance measure;

•

promote Ameren Common Stock ownership:  payout of earned awards is made 100 percent in Ameren Common Stock, with dividends on Ameren Common Stock, as declared and paid, reinvested into additional share units throughout the performance period. For PSUP awards made through December 31, 2008, share units are restricted from sale for two years once earned;

•

allow executives to share in the returns created for shareholders:  returns for shareholders include dividends as declared and paid and this is reflected in the plan performance measure and rewards; and

•

be retentive:  annual competitive grants with a three-year vesting and performance period provide incentive for executives to stay with Ameren and manage Ameren in the long-term interests of Ameren and its shareholders.

Accounting treatment was taken into account in designing the PSUP. PSUs are also intended to qualify for the “performance-based compensation” exception from the $1 million cap on deductibility of executive compensation imposed by Section 162(m) of the IRC.

2008 Grants

For 2008, a target number of PSUs was granted to each Executive pursuant to the 2006 Omnibus Incentive Compensation Plan as reflected in column (g) of the Grants of Plan-Based Awards Table.

Grant sizes were calculated primarily considering the market data mentioned above, and secondarily considering internal pay equity, in other words, the relative differences in grant sizes of the Executives and other officers at the same level in the Company.

The actual number of 2008 PSUs earned will vary from 0 percent to 200 percent of the target number of PSUs granted to each Executive, based primarily on Ameren’s 2008-2010 TSR relative to a utility industry peer group and contingent on continued employment during the same period. The threshold and maximum amounts of 2008 PSU awards are reflected in columns (f) and (h) of the Grants of Plan-Based Awards Table.

Once 2008 PSUs are earned, they will continue to rise and fall in value with Ameren Common Stock price during 2011 and 2012, after which they will be paid out in Ameren Common Stock. The Executives cannot vote share units or transfer them until they are paid out. Final payment of earned and vested share units will be made even if the Executive has left Ameren, unless there has been a termination for cause.

The following graphic illustrates how the 2008 PSUP works.

The 2008 PSUP performance measure is Total Shareholder Return, calculated generally as change in stock price plus dividends paid, divided by beginning stock price.

PSUP Peer Group

The criteria used to develop the PSUP peer group for 2008-2010 is shown below. The analysis to determine the peer group was made as of March 2008. In order to be counted in the final calculations, a company must still be in existence and have a ticker symbol at the end of the performance period.

•	Classified as a transmission and distribution, integrated electric and gas, or diversified energy company as determined by Standard & Poor’s Ratings Service (“S&P”) in its company classifications.

•	Market capitalization greater than $2 billion (as of December 31, 2007).

•	Minimum S&P credit rating of BBB- (investment grade).

•	Dividends flat or growing over the last twelve-month period.

•	Beta (a measure of a stock’s volatility in comparison to the market as a whole) within .25 of Ameren’s Beta over the last five years.

•	Not an announced acquisition target.

•	Not undergoing a major restructuring including, but not limited to, a major spin-off or sale of a significant asset.

The 22 companies included in the PSUP peer group are listed below. The 2008-2010 PSUP peer group is not identical to the 2007-2009 PSUP peer group as a result of the ability or inability of certain companies to meet the criteria established above, including the additional requirement established in 2008 for PSUP peer group companies to not be undergoing a major restructuring including, but not limited to, a major spin-off or a sale of a significant asset. The Committee retains discretion to make exceptions for inclusion or exclusion of companies in the PSUP peer group based upon the criteria established above. These peer group companies are also not entirely the same as the peer companies used for market pay comparisons because inclusion in this group was not dependent on a company’s size relative to Ameren or their participation in an executive pay database.

American Electric Power Co.	FirstEnergy Corp.	Pepco Holdings, Inc.
Alliant Energy Corporation	FPL Group, Inc.	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	Great Plains Energy Inc.	Progress Energy, Inc.
Dominion Resources, Inc.	Integrys	SCANA Corporation
DTE Energy Company	Northeast Utilities	Southern Company
Duke Energy	NSTAR	Westar Energy, Inc.
Edison International	OGE Energy	Wisconsin Energy
Xcel Energy, Inc.

PSUP Performance/Payout Relationship

Once Ameren’s 2008-2010 Total Shareholder Return is calculated and compared to peers, the scale below determines the percent of a target PSU award that is paid. Payout for performance between points is interpolated on a straight-line basis.

Performance	Payout (% of Share Units Granted)
90th percentile +	200% }	f	If TSR is negative over the three- year period, the plan is capped at 100% of target regardless of performance vs. peers
70th percentile	150%
50th percentile	100%
30th percentile	50%
Less than 30th percentile (EPS each year = $2.54 or greater)	30%
Less than 30th percentile (EPS each year ≠ $2.54 or greater)	0% (No payout)

2006 PSU Awards Vesting

The PSUP performance periods for the 2007 and 2008 grants will not end until December 31, 2009 and December 31, 2010, respectively. Thus, column (e) of the Summary Compensation Table of this information statement includes the dollar amount represented for financial reporting purposes for the PSUP performance grants.

The PSUP performance period for the 2006 grants ended December 31, 2008. Ameren’s 2006-2008 Total Shareholder Return performance was determined to be less than the 30th percentile of the 2006 PSUP peer group and Ameren EPS for each year in the PSUP performance period was greater than $2.54. The following table provides the outstanding 2006 PSU awards granted to the Executives under the 2006 Omnibus Incentive Compensation Plan, at 30 percent of the target award, vested as of December 31, 2008.

Name	Target 2006 PSU Awards	2006 PSU Awards Vested*
Voss	15,624	5,513
Baxter	17,755	6,265
Sullivan	13,494	4,762
Cole	7,033	2,482
Lyons	5,228	1,845

*	The number of 2006 PSU awards vested includes dividend equivalents which accrued and were reinvested throughout the three-year performance period. See the Option Exercises and Stock Vested Table below for additional details regarding PSUs vested in 2008.

Changes to the 2009 PSUP

Awards under the PSUP for 2009 will have the same characteristics as those of 2008 except that once 2009 PSUs are earned (after a three-year performance period), payment will be promptly made in shares of Ameren Common Stock and the two-year holding period has been eliminated, primarily because of its redundancy with stock ownership and holding requirements already in existence for all officers (see “— Common Stock Ownership Requirement” below).

Performance-Based Restricted Stock

How It Works

Performance-based restricted stock was awarded from 2001 through 2005 under Ameren’s Long-Term Incentive Plan of 1998. The awards have the potential to vest over a seven-year period from the date of grant (approximately one seventh on each anniversary date). Vesting occurs only if Ameren achieves certain EPS performance levels which correspond to the levels established for the 2008 EIP. There is no annual vesting if the Ameren EPS performance does not reach a minimum level established annually over the seven-year vesting period. The vesting period is reduced from seven years to three years if Ameren’s EPS achieves a prescribed growth rate over the three-year period. The Executives cannot receive more than the original restricted stock grants plus dividend appreciation on shares granted under the Long-Term Incentive Plan of 1998.

Dividends paid on restricted shares are reinvested in additional shares of Ameren Common Stock, which vest concurrently with the restricted shares. The Executives are entitled to voting privileges associated with the restricted shares to the extent the restricted shares have not been forfeited.

Prior to February 2006, restricted stock vesting was also conditioned upon the Executive’s achievement of required stock ownership levels based on position and salary. In February 2006, the Committee recommended and Ameren’s Board of Directors approved the elimination of the stock ownership requirement as a condition to vesting in the restricted stock awards granted under the Long-Term Incentive Plan of 1998 to facilitate the transition from that plan to the 2006 Omnibus Incentive Compensation Plan approved by Ameren’s shareholders in May 2006. No new restricted stock awards were made to the Executives in 2006, 2007 or 2008.

Vesting of Performance-Based Restricted Stock Based on 2008 Results

As a result of 2008 Ameren EPS performance, 91.7 percent of the restricted stock awards granted prior to 2006 and eligible to vest based on 2008 EPS performance vested.

Retirement Benefits

Retirement benefits provide post-employment security to employees of Ameren. There are three primary retirement benefit programs applicable to the Executives:

•	employee benefit plans that are available to all employees of Ameren, including 401(k) savings and tax-qualified retirement plans;

•

the Supplemental Retirement Plan (the “SRP”) provides the Executives a benefit equal to the difference between the benefit that would have been paid if IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations; and

•

the deferred compensation plans provide the opportunity to defer to future years taxability of part of base salary and all non-equity incentive compensation at an interest rate of 150 percent of Mergent’s Index, with interest compounding on a tax-deferred basis. This improves the competitiveness of Ameren’s overall retirement program and brings it closer to market.

A more detailed explanation of retirement benefits applicable to the Executives is provided in this information statement under the caption “— PENSION BENEFITS” below.

Change of Control Protections

“Change of Control” protections under Ameren’s Second Amended and Restated Change of Control Severance Plan provide severance pay and, in some situations, vesting or payment of long-term incentive awards, upon a Change of Control of Ameren. The arrangements provide market-level payments in the event of an involuntary termination not for “Cause” or a voluntary termination for “Good Reason.” Definitions of “Change of Control,” “Cause” and “Good Reason,” as well as more complete descriptions of Change of Control protections are found below under the caption “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection — In General — Change of Control Severance Plan.”

Ameren believes that providing limited protections to the Executives upon a change of control are in shareholders’ best interests because doing so serves to maintain a stable executive team during the process and is helpful in hiring executives into Ameren. The triggers are structured so that payment and vesting occur only upon the occurrence of both a change of control and loss of the Executive’s position, except that restrictions on restricted stock awarded under the Long-Term Incentive Plan of 1998 are eliminated immediately upon a change of control, as defined in such Plan. In permitting the restricted shares to vest immediately upon a change of control, Ameren sought to ensure that ongoing employees are treated the same as terminated employees with respect to outstanding restricted stock grants and to provide employees with the same opportunities as other shareholders, who are free to sell their equity at the time of the change of control event and thereby realize the value created at the time of the deal.

Ameren considers it likely that it will take more time for higher-level employees to find new employment, and therefore senior management, including the Executives, generally are paid severance upon a termination for a longer period following a Change of Control. The Committee considered this as well as the factors described in the preceding paragraph in structuring the cash payments described under “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection” below, which an Executive would receive if terminated within two years following a Change of Control.

Common Stock Ownership Requirement

Ameren has a stock ownership requirement for the Executives that fosters long-term Ameren Common Stock ownership and aligns the interests of the Executives and shareholders. The requirement provides that, within five years of either the January 1, 2007 effective date or the Executive’s initial election to such office, each Executive is required to own shares of Ameren’s Common Stock valued as a percentage of base salary as follows:

•	Messrs. Voss and Baxter: 2 times base salary; and

•	Messrs. Sullivan, Cole and Lyons: 1 times base salary.

When an Executive reaches age 62, the applicable stock ownership requirement is reduced by one-half. At any time the Executive has not satisfied the applicable requirement, such officer must retain at least 50 percent of the net shares delivered to him pursuant to awards granted after January 1, 2012 under Ameren’s equity compensation programs.

Timing of Compensation Decisions and Awards

Ameren’s Board and the Committee establish meeting schedules annually, well in advance of each meeting. Equity incentive compensation awards were made at regularly scheduled meetings.

Following is a discussion of the timing of compensation decisions for 2008 at Ameren:

•	the Executives’ base salaries for 2008 were determined at the December 2007 Committee meeting, effective January 1, 2008; and

•	Executive Incentive Plan EPS goals for 2008 were set and PSU grants to the Executives were made at the February 2008 Committee meeting.

The Committee typically makes long-term incentive grants at its February meeting. In December 2008, the Committee established base salaries for 2009, effective in January. The Committee expects to continue to establish base salaries at its December meeting each year, effective in January.

Impact of Prior Compensation

Amounts realizable from prior compensation did not serve to increase or decrease 2008 compensation amounts. The Committee’s primary focus was on achieving market-level compensation opportunities.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

Market data, retention needs and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities materially. Corporate and individual performance are the primary factors in determining the ultimate value of those compensation opportunities.

Role of Executive Officers

The Chief Executive Officer of Ameren (Mr. Rainwater), with the assistance of the Senior Vice President and Chief Human Resources Officer of Ameren (Ms. Donna Martin), recommended to the Committee compensation amounts for the Executives. All of the Executives had input into the redesign of the 2008 EIP.

Ameren Policy Regarding the Economic Risk of Common Stock Ownership

Ameren’s Section 16 Trading Reporting Program prohibits executive officers and directors from engaging in derivative transactions with respect to Ameren Common Stock and pledges of Ameren Common Stock.

Other Compensation Matters

Neither Ameren nor the Company has any written or unwritten employment agreements with any of its Executives. Each Executive is an employee at the will of Ameren and the Company.

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

The following table sets forth compensation information for our Executives for services rendered in all capacities to the Company and its affiliates, including Ameren, in fiscal years 2008, 2007 and 2006, except that Mr. Cole’s 2006 compensation information and Mr. Lyons’ 2007 and 2006 compensation information is not included as Mr. Cole was not among the Executives included in our Summary Compensation Table for 2006 and Mr. Lyons was not among the Executives included in our Summary Compensation Table for 2007 or 2006. You should refer to the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” above for an explanation of the elements used in setting the compensation for our Executives.

SUMMARY COMPENSATION TABLE

Name and Principal Position at December 31, 2008(1) (a)	Year (b)	Salary(2) ($) (c)	Bonus(2) ($) (d)	Stock Award(3) ($) (e)	Option Awards(4) ($) (f)	Non-Equity Incentive Plan Compensation(2)(5) ($) (g)	Change in Pension Value and Nonqualified Def. Comp. Earnings(6) ($) (h)	All Other Compensation(7) ($) (i)	Total ($) (j)
T.R. Voss	2008	475,000	–	851,326	–	240,255	216,452	23,971	1,807,004
Chairman, President and Chief Executive	2007	460,000	–	772,741	–	271,308	149,455	19,288	1,672,792
Officer, Union Electric; and Executive Vice	2006	440,000	–	468,068	–	118,800	151,572	18,250	1,196,680
President and Chief Operating Officer,
Ameren

W.L. Baxter	2008	550,000	–	947,239	–	302,610	132,866	11,982	1,944,697
Executive Vice President and Chief Financial	2007	530,000	–	842,939	–	312,594	65,537	11,683	1,762,753
Officer, Union Electric and Ameren; and	2006	500,000	–	491,898	–	180,000	76,060	22,042	1,270,000
Chairman, President, Chief Executive Officer
and Chief Financial Officer, Ameren Services

S.R. Sullivan	2008	415,000	–	688,095	–	228,333	145,104	10,919	1,487,451
Senior Vice President, General Counsel and	2007	400,000	–	613,451	–	230,022	83,023	10,236	1,336,732
Secretary, Union Electric and Ameren	2006	380,000	–	348,511	–	119,700	92,733	9,611	950,555

D.F. Cole	2008	340,000	–	411,888	–	163,685	147,507	18,693	1,081,773
Senior Vice President, Union Electric	2007	320,000	–	385,323	–	157,280	82,031	13,737	958,371

M.J. Lyons	2008	305,000	–	299,228	–	160,819	44,340	11,321	820,708
Senior Vice President and Chief Accounting
Officer, Union Electric and Ameren

(1)	Includes compensation received as an officer of Ameren and its subsidiaries (including Union Electric), except that Mr. Cole serves as an officer of various Ameren subsidiaries and not of Ameren.

(2)	All cash compensation received by each Executive for fiscal years 2008, 2007 and 2006 is found in either the Salary or Non-Equity Incentive Plan Compensation column of this Table. The amounts that would generally be considered “bonus” awards are found under the Non-Equity Incentive Plan Compensation column.

(3)

The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year, in accordance with Financial Accounting Standards (“FAS”) 123R of restricted stock awards under Ameren’s Long-Term Incentive Plan of 1998 and PSU awards under Ameren’s 2006 Omnibus Incentive Compensation Plan without regard to estimated forfeitures related to service-based vesting conditions and thus include amounts from PSU awards granted in the applicable fiscal year and prior fiscal years and, in the case of restricted stock awards, prior to 2006. Assumptions used in the calculation of these amounts are described in

Note 12 to our audited financial statements for the fiscal year ended December 31, 2008 included in our 2008 Form 10-K.

The amounts reported for PSU award grants, representing the dollar amount recognized for financial statement reporting purposes, do not reflect compensation realized by the Executives and are not a guarantee of the amount that the Executive will actually receive from the grant of the respective PSU awards. The PSUP performance periods for the 2007 and 2008 grants will not end until December 31, 2009 and December 31, 2010, respectively, and, as such, the actual value, if any, of the PSU awards will generally depend on the Company’s achievement of certain performance measures during these periods. For information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable, including 2006 PSU awards granted, see “— COMPENSATION DISCUSSION AND ANALYSIS.”

(4)	None of the Executives received any option awards in 2008, 2007 or 2006.

(5)	Represents payouts for performance under the applicable year’s EIP. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of how amounts were determined for 2008.

(6)	Amounts shown in column (h) are the sum of (1) the increase in the actuarial present value of each Executive’s accumulated benefit under all defined benefit and actuarial pension plans (including the SRP) from December 31 of the prior fiscal year to December 31 of the applicable fiscal year and (2) the difference between the interest rate credited in Ameren’s deferred compensation plans and 120 percent of the Internal Revenue Service (“IRS”) long-term Applicable Federal Rate published by the IRS and calculated as of January 1, 2007 for the year ended December 31, 2006, as of January 1, 2008 for the year ended December 31, 2007 and as of January 1, 2009 for the year ended December 31, 2008. The table below shows the allocation of these amounts for each Executive. For 2008, the applicable interest rate for the deferred compensation plans was 8.34 percent. The above-market earnings equal that amount minus 120 percent of the Applicable Federal Rate of 4.30 percent published by the IRS, and calculated as of January 2009. For 2006, the applicable interest rate was 7.86 percent. The above-market earnings equal that amount minus 120 percent of the Applicable Federal Rate of 5.70 percent published by the IRS and calculated as of January 2007. For 2007, the applicable interest rate was 8.39 percent. The above-market earnings equal that amount minus 120 percent of the Applicable Federal Rate of 5.36 percent published by the IRS and calculated as of January 2008.

Name	Year	Pension Plan Increase ($)	Deferred Compensation Plans Above-Market Interest ($)
Voss	2008	165,185	51,267
	2007	117,643	31,812
	2006	133,044	18,528
Baxter	2008	107,967	24,899
	2007	50,617	14,920
	2006	67,470	8,590
Sullivan	2008	103,871	41,233
	2007	57,985	25,038
	2006	78,528	14,205
Cole	2008	118,658	28,849
	2007	64,193	17,838
Lyons	2008	44,340	–

For assumptions and methodology regarding the determination of pension values, please refer to the footnotes under the Pension Benefits Table.

(7)	None of the Executives received perquisites and other personal benefits in the aggregate amount of $10,000 or more.

The amounts in column (i) reflect for each Executive matching contributions allocated by Ameren to each Executive pursuant to Ameren’s 401(k) savings plan, which is available to all salaried employees, and the cost of insurance premiums paid by Ameren with respect to term life insurance. Each Executive is responsible for paying income tax on the amount of the insurance premium. In 2008, Ameren’s 401(k) matching contributions for Mr. Cole and Mr. Lyons were $10,350 and $10,099, respectively. In 2008, Ameren’s cost of insurance premium for Mr. Voss was $10,996. In 2008, Ameren’s cost of matching charitable gifts contributions for Mr. Voss and Mr. Cole were $3,000 and $4,050, respectively.

The following table provides additional information with respect to stock-based awards granted in 2008, the value of which was provided in the Stock Awards column of the Summary Compensation Table with respect to 2008 grants, and the potential range of payouts associated with the 2008 EIP.

GRANTS OF PLAN-BASED AWARDS TABLE

Name (a)	Grant Date(1) (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options(4) (#) (j)	Exercise or Base Price of Option Awards(4) ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(5) ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Voss	EIP: 2/8/2008	142,500	285,000	570,000	–	–	–	–	–	–	–
	PSUP: 2/8/2008	–	–	–	5,790	19,300	38,600	–	–	–	624,485
Baxter	EIP: 2/8/2008	165,000	330,000	660,000	–	–	–	–	–	–	–
	PSUP: 2/8/2008	–	–	–	6,704	22,348	44,696	–	–	–	723,108
Sullivan	EIP: 2/8/2008	124,500	249,000	498,000	–	–	–	–	–	–	–
	PSUP: 2/8/2008	–	–	–	5,059	16,862	33,724	–	–	–	545,599
Cole	EIP: 2/8/2008	85,000	170,000	340,000	–	–	–	–	–	–	–
	PSUP: 2/8/2008	–	–	–	2,648	8,826	17,652	–	–	–	285,580
Lyons	EIP: 2/8/2008	76,250	152,500	305,000	–	–	–	–	–	–	–
	PSUP: 2/8/2008	–	–	–	2,375	7,918	15,836	–	–	–	256,201

(1)	The PSU awards were granted on February 8, 2008. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of the timing of various pay decisions.

(2)	The amounts shown in column (c) reflect the threshold payment level under the 2008 EIP which is 50 percent of the target amount shown in column (d). The amount shown in column (e) is 200 percent of such target amount. These amounts are based on the individual’s 2008 salary and position. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the description of performance-based conditions.

(3)	The amounts shown in column (f) reflect the threshold PSU award which is 30 percent of the target amount shown in column (g). The amount shown in column (h) is 200 percent of such target amount. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the terms of the awards, the description of performance-based vesting conditions, and the criteria for determining the amounts payable.

(4)	None of the Executives received any option awards in 2008.

(5)	Represents the full grant date fair value of the PSU awards in 2008 determined in accordance with FAS 123R, based on the assumptions referenced in footnote (3) to the Summary Compensation Table. There is no guarantee that, if and when the 2008 PSU awards vest, they will have this value.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

See “— COMPENSATION DISCUSSION AND ANALYSIS” for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership requirements, dividends paid on equity awards, and allocations between short-term and long-term compensation.

The following table provides information regarding the outstanding equity awards held by each of the Executives as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards(1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($) (j)
Voss	–	–	–	–	–	–	–	16,004	532,292
Baxter	–	–	–	–	–	–	–	19,271	640,964
Sullivan	–	–	–	–	–	–	–	13,443	447,110
Cole	16,300	–	–	31.00	2/11/10	–	–	8,466	281,584
Lyons	–	–	–	–	–	–	–	6,065	201,708

(1)	None of the Executives, except for Mr. Cole, hold any options to purchase shares of Ameren’s Common Stock.

(2)	Represents 2007 and 2008 PSUs award grants at threshold (due to lack of payout history) and restricted stock awards at target, based on historical payout levels.

The following table provides the outstanding shares of restricted stock and their potential vesting dates (at target performance).

	# of Potential Shares Vesting (at Target) Each Year Including Projected Dividends
Name	3/1/10	3/1/11	3/1/12
Voss	2,093	1,748	1,213
Baxter	2,881	2,365	1,425
Sullivan	1,637	1,366	849
Cole	1,626	1,255	728
Lyons	857	677	404

The 2007 and the 2008 PSU awards under the 2006 Omnibus Incentive Compensation Plan vest, subject to Ameren achieving the required performance threshold and continued employment of the Executive, as of December 31, 2009 and December 31, 2010, respectively, for all Executives. See “— COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Incentives: Performance Share Unit Program (“PSUP”).”

(3)	The dollar value of the payment of the 2007 and the 2008 PSU awards is based on achieving the threshold (minimum) performance goals for such awards. The dollar value of the payout of outstanding restricted stock awards is based on achieving target performance goals for such awards. Valuations are based on the closing price of $33.26 per share of Ameren’s Common Stock on the NYSE on December 31, 2008, the last business day of 2008. There is no guarantee that, if and when the 2007 and 2008 PSU awards and restricted stock awards vest, they will have this value.

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(4) ($) (e)

Voss	–	–	2,644(2)	62,874
			5,513(3)	183,362
Baxter	–	–	3,473(2)	82,588
			6,265(3)	208,374
Sullivan	–	–	1,941(2)	46,157
			4,762(3)	158,384
Cole	–	–	2,305(2)	54,813
			2,482(3)	82,551
Lyons	–	–	1,167(2)	27,751
			1,845(3)	61,365

(1)	None of the Executives, except for Mr. Cole, hold any options to purchase shares of Ameren’s Common Stock.

(2)	Shares earned and vested under the restricted stock awards under Ameren’s Long-Term Incentive Plan of 1998 due to achievement of specified Ameren EPS hurdles for restricted shares awarded during 2001-2005. The restricted shares were released on February 27, 2009.

(3)	Includes 2006 PSU award grants earned as of December 31, 2008. 2006 PSUs earned will continue to track with Ameren’s Common Stock price until December 31, 2010, at which time the PSUs will be paid in Ameren Common Stock. During the performance period for the 2006 PSU awards ending December 31, 2008, Executives received dividend equivalents on 2006 PSU award grants, which represented the right to receive shares of Ameren Common Stock measured by the dividend payable with respect to the corresponding number of 2006 PSU awards. Dividend equivalents of 2006 PSU awards accrued and were reinvested into additional 2006 PSU awards throughout the three-year performance period as follows: Mr. Voss 826 units; Mr. Baxter 939 units; Mr. Sullivan 714 units; Mr. Cole 372 units; and Mr. Lyons 277 units. During the two-year period following the three-year performance period for the 2006 PSU awards, dividend equivalents will be paid on earned 2006 PSU awards on a current basis at the end of each calendar quarter.

(4)	The value of the vested 2006 PSUs is based on the closing price of $33.26 per share of Ameren’s Common Stock on the NYSE on December 31, 2008. The value of the vested restricted shares is based on the closing price of $23.78 per share of Ameren’s Common Stock on the NYSE on February 27, 2009.

PENSION BENEFITS

The table below provides the actuarial present value of the Executive’s accumulated benefits under Ameren’s retirement plans and the number of years of service credited to each Executive under these plans.

PENSION BENEFITS TABLE

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1)(2) ($) (d)	Payments During Last Fiscal Year(3) ($) (e)
Voss	1) Retirement Plan	39	950,635	–
	2) SRP	39	392,142	–
Baxter	1) Retirement Plan	13	131,742	–
	2) SRP	13	296,077	–
Sullivan	1) Retirement Plan	19	286,605	–
	2) SRP	19	249,565	–
Cole	1) Retirement Plan	33	564,697	–
	2) SRP	33	260,406	–
Lyons	1) Retirement Plan	7	94,243	–
	2) SRP	7	63,827	–

(1)

Represents the actuarial present value of the accumulated benefits relating to the Executives under the Retirement Plan (defined below) and the SRP as of December 31, 2008. See Note 11 to our audited consolidated financial statements for the year ended December 31, 2008 included in our 2008 Form 10-K for an explanation of the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit. The calculations were based on retirement at the plan normal retirement age of 65, included no pre-retirement decrements in determining the present value, used an 80 percent lump sum/20 percent annuity payment form assumption, and used the plan valuation mortality assumptions after age 65 in the 1994

Group Annuity Reserving Table. Cash balance accounts were projected to age 65 using the 2008 plan interest crediting rate of 5.00 percent.

(2)	The following table provides the Cash Balance Account Lump Sum Value for accumulated benefits relating to the Executives under the cash balance account under the Retirement Plan and the SRP at December 31, 2008 as an alternative to the presentation of the actuarial present value of the accumulated benefits relating to the Executives under the Retirement Plan and the SRP as of December 31, 2008.

Name	Plan Name	Cash Balance Account Lump Sum Value ($)
Voss	1) Retirement Plan	995,684
	2) SRP	410,725
Baxter	1) Retirement Plan	151,607
	2) SRP	340,721
Sullivan	1) Retirement Plan	324,774
	2) SRP	282,801
Cole	1) Retirement Plan	615,700
	2) SRP	283,926
Lyons	1) Retirement Plan	111,093
	2) SRP	75,239

(3)	All Executives are active and were not eligible for payments prior to December 31, 2008.

Ameren Retirement Plan

Most salaried employees of Ameren and its subsidiaries, including the Executives, earn benefits in the cash balance account under the Ameren Retirement Plan (the “Retirement Plan”) immediately upon employment. Benefits generally become vested after five years of service.

On an annual basis a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s pensionable earnings for the year. Pensionable earnings include base salary and annual EIP compensation, which are equivalent to amounts shown in columns (c), (d) and (g) in the Summary Compensation Table.

The applicable percentage is based on the participant’s age as of December 31 of that year. If the participant was an employee prior to July 1, 1998, an additional transition credit percentage was credited to the participant’s account through 2007 (or an earlier date if the participant had less than 10 years of service on December 31, 1998).

Participant’s Age on December 31	Regular Credit for Pensionable Earnings*	Transition Credit for Pensionable Earnings	Total Credits
Less than 30	3%	1%	4%
30 to 34	4%	1%	5%
35 to 39	4%	2%	6%
40 to 44	5%	3%	8%
45 to 49	6%	4.5%	10.5%
50 to 54	7%	4%	11%
55 and over	8%	3%	11%
* An additional regular credit of three percent is received for pensionable earnings above the Social Security wage base.

These accounts also receive interest credits based on the average yield for one-year U.S. Treasury constant maturity for the previous October, plus one percent. The minimum interest credit is five percent.

In addition, certain annuity benefits earned by participants under prior plans as of December 31, 1997 were converted to additional credit balances under the Retirement Plan as of January 1, 1998.

Effective January 1, 2001, an enhancement account was added that provides a $500 additional credit at the end of each year.

The normal retirement age under the Retirement Plan and the SRP is 65. Neither the Retirement Plan nor the SRP contains provisions for crediting extra years of service or for early retirement. When a participant terminates employment (including as a result of retirement), the amount credited to the participant’s account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution.

Ameren Supplemental Retirement Plan

In certain cases, pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the IRC. The SRP is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations. Any Executive whose pension benefits under the Retirement Plan would exceed IRC limitations or who participates in the deferred compensation plans described below is eligible to participate in the SRP. The SRP is unfunded and is not a qualified plan under the IRC.

There is no offset under either the Retirement Plan or the SRP for Social Security benefits or other offset amounts.

NONQUALIFIED DEFERRED COMPENSATION

The following table discloses contributions, earnings and balances under nonqualified deferred compensation plans for each Executive.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name (a)	Executive Contributions in 2008(1) ($) (b)	Company Contributions in 2008 ($) (c)	Aggregate Earnings in 2008(2) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at 12/31/08(3) ($) (f)
Voss	142,512	–	105,871	–	1,449,673
Baxter	82,512	–	51,421	–	711,389
Sullivan	124,512	–	85,152	–	1,171,387
Cole	78,216	–	59,574	–	814,677
Lyons	–	–	–	–	–

(1)	A portion of these amounts are also included in amounts reported for 2008 as “Salary” in column (c) of the Summary Compensation Table. These amounts also include a portion of amounts reported as “Non-Equity Incentive Plan Compensation” in our 2008 information statement, representing compensation paid in 2008 for performance during 2007.

(2)	The dollar amount of aggregate interest earnings accrued during 2008. The above-market interest component of these amounts is included in amounts reported in column (h) of the Summary Compensation Table. See footnote (6) to the Summary Compensation Table for the amounts of above-market interest.

(3)	The dollar amount of the total balance of the Executive’s account as of December 31, 2008 consists of the following elements.

Name	Executive Contributions ($)	Interest Earnings ($)	Total Per Table Above ($)	Amount Previously Reported as Compensation in Prior Years(1) ($)
Voss	929,757	519,915	1,449,673	591,473
Baxter	462,626	248,763	711,389	285,924
Sullivan	826,984	344,402	1,171,387	465,243
Cole	541,387	273,289	814,677	88,254
Lyons	–	–	–	–

(1)	Represents amounts previously reported as compensation to the Executive in the Company’s Summary Compensation Table in previous years.

Ameren made changes to its nonqualified deferred compensation plans in response to changes in tax rules applicable to these type of plans.

Deferred Compensation Plans Prior to January 1, 2007

Under the Ameren Deferred Compensation Plan and the Executive Incentive Compensation Program Elective Deferral Provisions, executive officers and certain key employees, including the Executives, were, prior to January 1, 2007, permitted to annually choose to defer up to 30 percent of their salary and either 25 percent, 50 percent, 75 percent or 100 percent of their EIP compensation.

Deferred amounts under both plans earn interest at 150 percent of the average Mergent’s Seasoned AAA Corporate Bond Yield Index (“Mergent’s Index,” formerly called Moody’s Index) rate while the participant is employed by Ameren or one of its subsidiaries. After the participant retires, attains 65 years of age or dies, the deferred amounts under the plans earn the average Mergent’s Index rate. The plans compound interest annually and the rate is determined as of the first day of the plan year.

A participant was permitted to choose to receive the deferred amounts at retirement in a lump sum payment or in installments over a set period, up to 15 years with respect to deferred salary and up to 10 years with respect to deferred EIP compensation.

In the event a participant terminates employment with Ameren and its subsidiaries prior to attaining retirement age and after the occurrence of a change of control (as defined in such plans), the balance in such participant’s deferral account, including interest payable at 150 percent of the average Mergent’s Index rate, is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

Deferred Compensation Plan Beginning January 1, 2007

In November 2006, Ameren adopted the Ameren Deferred Compensation Plan (the “New Deferred Compensation Plan”) which merges the portions of the two plans described above which relate to post-2004 deferrals and amends and restates the foregoing. The New Deferred Compensation Plan became effective as of January 1, 2007 and applies to compensation paid to participants on and after such date.

Under the New Deferred Compensation Plan, executive officers and certain key employees, including the Executives, may annually choose to defer up to 50 percent (in one percent increments) of their salary and up to 100 percent (in one percent increments or amounts in excess of a threshold) for cash incentive awards. There are no minimum dollar thresholds for deferrals. At the request of a participant, Ameren may, in its discretion, waive the 50 percent limitation.

Deferred amounts under the New Deferred Compensation Plan earn interest at 150 percent of the Mergent’s Index rate while the participant is employed by Ameren or one of its subsidiaries. After the participant terminates employment for any reason, the deferred amounts under the New Deferred Compensation Plan earn the average Mergent’s Index rate.

A participant may choose to receive the deferred amounts at retirement in a lump sum payment or in installments over a set period of up to 15 years. In the event a participant terminates employment with Ameren and its subsidiaries prior to age 55, the balance in such participant’s deferral account is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment. In the event a participant terminates employment with Ameren and its subsidiaries prior to age 55 and after the occurrence of a Change of Control (as defined below under “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection — In General — Change of Control Severance Plan”) the balance in such participant’s deferral account, including interest payable at 150 percent of the average Mergent’s Index rate, is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Employment Agreements

Neither Ameren nor the Company has employment agreements with the Executives.

General Severance Plan

Ameren maintains a Severance Plan for Management Employees which provides for severance based on years of service and weeks of pay for all salaried full-time employees on the active payroll. The Executives are covered under this plan in the event of a qualified termination (defined under the plan) and are eligible for severance on the same basis as other full-time salaried employees.

Change of Control Protection

In General

Change of Control Severance Plan.  Ameren’s Board of Directors adopted a Second Ameren Amended and Restated Change of Control Severance Plan (the “Change of Control Plan”). Other Ameren plans also carry change of control provisions.

Change of Control severance and PSUP provisions were designed or redesigned by the Committee in 2006 and subsequent changes to the Change of Control Plan have been made in response to various changes in tax laws. The Committee believes these provisions are more conservative than is typical.

Under the Change of Control Plan, designated officers of Ameren and its subsidiaries, including the Executives, are entitled to receive severance benefits if their employment is terminated without Cause (as defined below) or by the Executive for Good Reason within two years after a Change of Control.

Definitions of Change of Control, Cause and Good Reason

A change of control (“Change of Control”) occurs under the Change of Control Plan, in general, upon:

(i)    the acquisition of 20 percent or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren;

(ii)    a majority change in composition of the board of directors;

(iii)    a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of Ameren, unless current shareholders continue to own 60 percent or more of the surviving entity immediately following the transaction; or

(iv)    approval by Ameren shareholders of a complete liquidation or dissolution of Ameren.

“Cause” is defined as follows:

(i)    the participant’s willful failure to substantially perform his or her duties with Ameren (other than any such failure resulting from the participant’s disability), after notice and opportunity to remedy;

(ii)    gross negligence in the performance of the participant’s duties which results in material financial harm to Ameren;

(iii)    the participant’s conviction of, or plea of guilty or nolo contendere to, any felony or any other crime involving the personal enrichment of the participant at the expense of Ameren or shareholders of Ameren; or

(iv)    the participant’s willful engagement in conduct that is demonstrably and materially injurious to Ameren, monetarily or otherwise.

“Good Reason” is defined as follows:

(i)    a net reduction of the participant’s authorities, duties, or responsibilities as an executive and/or officer of Ameren;

(ii)    required relocation of more than 50 miles;

(iii)    any material reduction of the participant’s base salary or target bonus opportunity;

(iv)    reduction in grant-date value of long-term incentive opportunity;

(v)    failure to provide the same aggregate value of employee benefit or retirement plans in effect prior to a Change of Control;

(vi)    failure of a successor to assume the Change of Control Plan agreements; or

(vii)    a material breach of the Change of Control Plan.

If an Executive’s employment is terminated without Cause or by the Executive for Good Reason, the Executive will receive a cash lump sum equal to the following:

(i)    salary and unpaid vacation pay through the date of termination;

(ii)    pro rata EIP compensation for the year of termination;

(iii)    three years’ worth of each of base salary, target EIP compensation, additional pension credit and employee welfare benefits;

(iv)    up to $30,000 for the cost of outplacement services (not available for a Good Reason termination); and

(v)    reimbursement and gross-up for any excise tax imposed on such benefits assuming excess payments are at least 110 percent above the imposed cap under the IRC.

Following are details of how the above items are calculated.

•

Retirement Plan Benefit Assumptions.  Amount equal to the difference between (a) the account balance under the Retirement Plan and SRP which the participant would receive if his or her employment continued during the three-year period upon which severance is received (assuming the participant’s compensation during such period would have been equal to his or her compensation as in effect immediately prior to termination), and (b) the actual account balance (paid or payable) under such plans as of the date of termination.

•

Welfare Benefit Payment Assumptions.  Continued coverage for the Executive’s family with medical, dental, life insurance and executive life insurance benefits as if employment had not been terminated during the three-year period upon which severance is received. Calculation assumes full cost of benefits over the three-year period. In addition, the Executive’s family receives additional retiree medical benefits (if applicable) as if employment had not been terminated during the three-year period upon which severance is received. All retiree medical benefits are payable only in their normal form as monthly premium payments. The actuarial present value of the additional retiree medical benefits is included, calculated based on retirement at the end of the three-year severance period, a graded discount rate assumption of 1.64 percent for payment duration of three years or less, 3.43 percent for payment duration of over three but not more than nine years and 5.35 percent for payment duration over nine years, and post-retirement mortality according to the RP-2000 (generational) table. (No pre-retirement mortality.)

Amounts paid upon a Change of Control and termination of employment are estimated in the table below assuming termination occurred at December 31, 2008. Excise tax and gross-up payments are estimated using a stock price of $33.26 per share (the closing price of Ameren’s Common Stock on the NYSE on December 31, 2008, the last business day of 2008).

Name	Three Years’ Base Salary and Target EIP, Plus Pro Rata EIP ($)	Three Years’ Additional Pension Credit ($)	Three Years’ Welfare Benefits(1) ($)	Outplacement at Maximum ($)	Excise Tax and Gross-up (to IRS) ($)	Total ($)
Voss	2,565,000	472,416	66,060	30,000	1,892,567	5,026,043
Baxter	2,970,000	322,898	50,580	30,000	2,057,565	5,431,043
Sullivan	2,241,000	283,930	46,800	30,000	1,504,412	4,106,142
Cole	1,700,000	306,178	61,246	30,000	1,079,104	3,176,528
Lyons	1,525,000	133,550	40,968	30,000	931,630	2,661,148

(1)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of or to the Executives under Ameren’s welfare benefit plans. These amounts are not paid as a cash lump sum upon a Change of Control and termination of employment.

Ability to Amend or Terminate Change of Control Plan

Ameren’s Board may amend or terminate the Change of Control Plan at any time, including designating any other event as a Change of Control, provided that the Change of Control Plan may not be amended or terminated (i) following a Change of Control, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (iii) otherwise in connection with or in anticipation of a Change of Control in any manner that could adversely affect the rights of any officer covered by the Change of Control Plan.

Change of Control Provision in Other Company Compensation Plans

The following is a summary of the treatment of awards granted under Ameren’s Long-Term Incentive Plan of 1998 and the 2006 Omnibus Incentive Compensation Plan upon a change of control, as defined in the related plan.

Long-Term Incentive Plan of 1998.  Under Ameren’s Long-Term Incentive Plan of 1998, restrictions on restricted stock awarded under this Plan are eliminated immediately upon a change of control, as defined in such Plan. Given that, the following shares, which are included in column (i) of the Outstanding Equity Awards at Fiscal Year-End Table, would vest upon a change of control.

Name	Number of Restricted Shares That Would Vest Upon a Change of Control
Voss	4,673

Baxter	6,180

Sullivan	3,564

Cole	3,351

Lyons	1,798

2006 Omnibus Incentive Compensation Plan.  Following are the details of protections provided with respect to the 2008 PSU awards under the Ameren 2006 Omnibus Incentive Compensation Plan upon a Change of Control. Definitions of capitalized terms may be found in the Change of Control Plan. In brief, the goal of these protections is to avoid acceleration of vesting and payment in situations where a Change of Control occurs but Ameren continues to exist and the Executive retains his or her position.

•

Change of Control prior to vesting after which there is no traded stock.  Upon a Change of Control which occurs on or before December 31, 2010 in which Ameren ceases to exist or is no longer publicly trading on the NYSE or the NASDAQ Stock Market, the target number of PSU awards granted, together with dividends accrued thereon, will be converted to nonqualified deferred compensation. Interest on the nonqualified deferred compensation will accrue based on the prime rate, computed as provided in the award agreement.

(i)    Continued employment.  If the participant remains employed with Ameren or its successor until December 31, 2010, the nonqualified deferred compensation plus interest will be paid to the participant as a lump sum on such date.

(ii)    Death or disability.  If the participant remains employed with Ameren or its successor until his or her death or disability which occurs before December 31, 2010, the participant or his or her designee will immediately receive the nonqualified deferred compensation, plus interest, upon such death or disability.

(iii)    Qualifying termination.  If the participant is involuntarily terminated or has a voluntary termination for Good Reason before December 31, 2010 (collectively, a “qualifying termination”), the participant will immediately receive the nonqualified deferred compensation, plus interest upon such termination.

(iv)    Other terminations.  If the participant terminates employment before December 31, 2010 other than as described above, the nonqualified deferred compensation, plus interest is forfeited.

The following table sets forth the number of shares that would be paid at December 31, 2008 to each Executive upon the earliest to occur of the events described in (i) through (iii) above following a Change of Control of Ameren after which Ameren has no traded stock. A portion of these shares are included in column (i) of the Outstanding Equity Awards at Fiscal Year-End Table.

Name	Number of Shares Relating to PSU Awards to Be Paid Out After a Change of Control and on Earliest of Events Described Above

Voss	43,283

Baxter	49,902

Sullivan	37,691

Cole	19,534

Lyons	16,067

•

Change of Control after vesting, and after which there is no traded stock.  Upon a Change of Control that occurs after December 31, 2010, the participant will receive an immediate distribution of cash equal to the value of the earned PSUs, computed as provided in the award agreement.

•

Change of Control but Ameren continues in existence.  If there is a Change of Control but Ameren continues in existence and remains a publicly traded company on the NYSE or the NASDAQ Stock Market, the PSUs will pay out upon the earliest to occur of the following:

(i)    two years and one day after the vesting date;

(ii)    the participant’s death;

(iii)    if the participant becomes disabled or retires during the performance period, one day after the vesting date;

(iv)    if the participant becomes disabled or retires after the vesting date, upon the participant’s disability or retirement, respectively;

(v)    if the participant experiences a qualifying termination during the two-year period following the Change of Control and the termination occurs prior to the vesting date, all of the PSUs the participant would have earned if such participant remained employed until the vesting date will vest on such date and such vested PSUs will be paid in shares of Ameren’s Common Stock as soon as practicable thereafter; and

(vi)    if the participant experiences a qualifying termination during the two-year period following the Change of Control but the termination occurs after the vesting date, the participant will receive an immediate distribution of the earned shares of Ameren’s Common Stock.

Treatment of Restricted Stock Upon Terminations Other Than for Change of Control

Restricted stock may vest upon retirement, death, disability, and involuntary termination not for Cause. The number of shares that vest depends on the Executive’s age at the time of the termination as indicated below.

•

Age 61 and under:  A prorated award is earned through the termination date at the March 1 following the end of the performance period (based on actual performance) and paid immediately following such March 1. All other unvested restricted shares are forfeited.

•	Age 62 or higher: Restricted shares continue to vest in accordance with the terms of the awards.

Treatment of PSUs Upon Termination Other Than for Change of Control

The following summarizes the impact of employment events that may result in payment of PSU awards.

Employment Event	Payout (Always in Ameren Common Stock)

Death	All awards pay out at target (plus accrual of dividends), pro rata for the number of days worked in each performance period.

Disability	All outstanding awards are earned at the same time and to the same extent that they are earned by other participants, and are paid out by March 15 after the performance period ends.

Retirement	If retirement occurs during the performance period at:

Age 55-62 with five years of service: A prorated award is earned at the end of the three-year performance period (based on actual performance) and paid immediately.

Age 62+ with five years of service: A full award is earned at the end of the three-year performance period (based on actual performance) and paid immediately.

If retirement occurs during the two-year holding period following the performance period, payout of earned and vested awards is made immediately.

Based on the above, the following table shows the number of PSUs that would vest upon the Executive’s death at December 31, 2008 and estimates the number of PSUs that would be payable upon the Executive’s retirement at December 31, 2008.

Name	Number of PSUs That Would Vest Upon Death of Executive	Estimated Number of PSUs That Would Be Payable Upon Retirement of Executive(1)
Voss	23,830	11,008
Baxter	27,409	–
Sullivan	20,719	–
Cole	10,711	4,951
Lyons	8,511	–

(1)	The estimated number of PSUs that would be payable upon Mr. Voss’ and Mr. Cole’s retirement at December 31, 2008 includes 2006 PSU awards vested at threshold and assumes for information statement disclosure purposes only that two-thirds of the 2007 PSU awards and one-third of the 2008 PSU awards also vest at threshold at the end of the respective three-year performance period. Messrs. Baxter, Sullivan and Lyons are not retirement eligible. Therefore, no PSUs would vest under this scenario.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this information statement, in whole or in part, the following Audit and Risk Committee Report shall not be deemed to be incorporated by reference into any such filings.

AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee of Ameren Corporation reviews Union Electric Company’s financial reporting process on behalf of Union Electric Company’s Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements of Union Electric Company to be included in the 2008 Form 10-K with Union Electric Company’s management and the independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Union Electric Company is a “non-accelerated filer” with respect to the reporting requirements of the Securities Exchange Act of 1934, as amended and therefore, was not required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC regulations as to the auditor’s attestation report on internal control over financial reporting for the 2008 fiscal year.

The Audit and Risk Committee has discussed with the independent registered public accounting firm, the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including U.S. Auditing Standard Section 380. In addition, the Audit and Risk Committee has discussed with the independent registered public accounting firm, the accounting firm’s independence with respect to Union Electric Company and its management, including the matters in the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence, received from the independent registered public accounting firm. To ensure the independence of the registered public accounting firm, Ameren Corporation has instituted monitoring processes at both the internal management level and the Audit and Risk Committee level. At the management level, the chief financial officer or the chief accounting officer is required to review and pre-approve all engagements of the independent registered public accounting firm for any category of services, subject to the pre-approval of the Audit and Risk Committee described below. In addition, the chief financial officer or the chief accounting officer is required to provide to the Audit and Risk Committee at each of its meetings (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q) a written description of all services to be performed by the independent registered public accounting firm and the corresponding estimated fees. The monitoring process at the Audit and Risk Committee level includes a requirement that the Committee pre-approve the use of the independent registered public accounting firm to perform any category of services. At each Audit and Risk Committee meeting (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q), the Committee receives a joint report from the independent registered public accounting firm and the chief financial officer or the chief accounting officer concerning audit fees and fees paid to the independent registered public accounting firm for all other services rendered, with a description of the services performed. The Audit and Risk Committee has considered whether the independent registered public accounting firm’s provision of the services covered under the captions “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — FEES FOR FISCAL YEARS 2008 AND 2007 — Audit-Related Fees,” “— Tax Fees” and “— All Other Fees” in this information statement is compatible with maintaining the registered public accounting firm’s independence and has concluded that the registered public accounting firm’s independence has not been impaired by their engagement to perform these services.

In reliance on the reviews and discussions referred to above, the Audit and Risk Committee recommended to the Boards of Directors of Ameren Corporation and Union Electric Company that Union Electric Company’s audited financial statements be included in Union Electric Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Ameren Audit and Risk Committee:

Douglas R. Oberhelman, Chairman

Stephen F. Brauer

Susan S. Elliott

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FISCAL YEAR 2008

PricewaterhouseCoopers LLP (“PwC”) served as the independent registered public accounting firm for Ameren and its subsidiaries in 2008. PwC is an independent registered public accounting firm with the PCAOB. Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

FEES FOR FISCAL YEARS 2008 AND 2007

Audit Fees

The aggregate fees for professional services rendered by PwC for (i) the audits of the consolidated annual financial statements of Ameren included in the combined 2008 Form 10-K of Ameren and its registered subsidiaries, the annual financial statements of its subsidiaries included in the combined 2008 Form 10-K of Ameren and its registered subsidiaries and the annual financial statements of certain non-registered subsidiaries; (ii) the audit of Ameren’s internal control over financial reporting; (iii) the reviews of the quarterly financial statements included in the combined Forms 10-Q of Ameren and its subsidiaries for the 2008 fiscal year; (iv) services provided in connection with debt and equity offerings; (v) certain accounting and reporting consultations; and (vi) certain regulatory required audits for the 2008 fiscal year, were $2,854,320.

Fees billed by PwC for audit services rendered to Ameren and its subsidiaries during the 2007 fiscal year totaled $2,559,726.

Audit-Related Fees

The aggregate fees for audit-related services rendered by PwC to Ameren and its subsidiaries during the 2008 fiscal year totaled $1,085,400. Such services consisted of: (i) risk and controls assessments related to power making operations and construction practices — $682,500; (ii) employee benefit plan audits — $204,500; (iii) assessment of the business risk management process — $176,000; (iv) agreed-upon procedures related to debt agreement compliance — $17,000; and (v) stock transfer/registrar review — $5,400.

Fees billed by PwC for audit-related services rendered to Ameren and its subsidiaries during the 2007 fiscal year totaled $646,212.

Tax Fees

PwC rendered no tax services to Ameren and its subsidiaries during the 2008 and 2007 fiscal years.

All Other Fees

The aggregate fees billed to Ameren by PwC during the 2008 fiscal year for all other services rendered to Ameren and its subsidiaries totaled $198,500 for risk infrastructure review procedures, accounting and reporting reference software and workforce benchmarking services.

Fees billed by PwC for all other services rendered to Ameren and its subsidiaries during the 2007 fiscal year totaled $40,500.

FISCAL YEAR 2009

Ameren’s Audit and Risk Committee has appointed PwC as independent registered public accounting firm for Ameren and its subsidiaries, including Union Electric, for the fiscal year ending December  31, 2009. Ameren is asking its shareholders to ratify this appointment at its 2009 annual meeting.

POLICY REGARDING THE PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROVISION OF AUDIT, AUDIT-RELATED AND NON-AUDIT SERVICES

The Audit and Risk Committee has adopted a policy to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm to Ameren and its subsidiaries, except that in accordance with the Committee’s charter, pre-approvals of non-audit services may be delegated to a single member of the Audit and Risk Committee. The Audit and Risk Committee pre-approved under that policy 100 percent of the fees for services covered under the above captions “— Audit Fees,” “— Audit-Related Fees” and “— All Other Fees” for fiscal years 2008 and 2007.

SHAREHOLDER PROPOSALS

Under the rules of the SEC, any shareholder proposal intended for inclusion in the information statement material for our 2010 annual meeting of shareholders must be received by the Secretary of the Company on or before November 11, 2009. We expect that the 2010 annual meeting of shareholders will be held on April 27, 2010.

In addition, under our By-Laws, shareholders who intend to submit a proposal in person at an annual meeting, or who intend to nominate a director at an annual meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at our principal executive offices not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting. The specific procedures to be used by shareholders to recommend nominees for director are set forth in Ameren’s Policy Regarding Nominations of Directors, which can be found on Ameren’s website at http://www.ameren.com. The specific procedures to be used by shareholders to submit a proposal in person at an annual meeting are set forth in the Company’s By-Laws, a copy of which may be obtained upon written request to the Secretary of the Company. The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the procedures set forth in the Company’s By-Laws and, in the case of nominations, Ameren’s Director Nomination Policy.

FORM 10-K

A copy of our 2008 Form 10-K, including the Company’s financial statements for the year ended December 31, 2008, is being furnished with this information statement. The 2008 Form 10-K is also available on Ameren’s website at http://www.ameren.com. If requested, we will provide you copies of any exhibits to the 2008 Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the 2008 Form 10-K by writing to the Office of the Secretary, Union Electric Company, P.O. Box 66149, St. Louis, Missouri 63166-6149.

FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT THE INVESTORS’ SECTION OF AMEREN’S HOME PAGE ON THE INTERNET — HTTP://WWW.AMEREN.COM. INFORMATION CONTAINED ON AMEREN’S WEBSITE IS NOT INCORPORATED INTO THIS INFORMATION STATEMENT OR OTHER SECURITIES FILINGS.